CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.85 First Mortgage Bonds due 2022	$375,000,000	99.991%	$374,966,250	$42,972

(1)	This filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. In accordance with Rules 456(b) and 456(r) under the Securities Act, the registrant initially deferred payment of all of the registration fees for Registration Statement No. 333-174906-01 filed by the registrant on June 15, 2011.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-174906-01

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 15, 2011

$375,000,000

Consumers Energy Company

2.85% First Mortgage Bonds due 2022

We are offering $375,000,000 aggregate principal amount of our 2.85% First Mortgage Bonds due 2022, referred to as the Bonds. The Bonds will bear interest at the rate of 2.85% per year. Interest on the Bonds is payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2012. The Bonds will mature on May 15, 2022.

We may redeem some or all of the Bonds at our option at any time for cash at the redemption prices described in this prospectus supplement, plus accrued and unpaid interest to, but not including, the redemption date. See “Description of the Bonds — Optional Redemption”. There will be no sinking fund for the Bonds.

The Bonds will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Bonds will rank equal in right of payment with our other existing or future first mortgage bonds issued either independently or as collateral for outstanding or future indebtedness.

The Bonds will constitute a new series of securities with no established trading market. We do not intend to apply to list the Bonds for trading on any national securities exchange or to include the Bonds in any automated quotation system.

This investment involves risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement and page 3 of the accompanying prospectus and the “Risk Factors” section beginning on page 29 of our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Bond	Total

Price to the public (1)	99.991%	$374,966,250

Underwriting discounts and commissions	0.650%	$2,437,500

Proceeds to Consumers Energy Company (before expenses)	99.341%	$372,528,750

(1)	Plus accrued interest, if any, from May 8, 2012 if settlement occurs after that date.

We expect to deliver the Bonds on or about May 8, 2012 only in book-entry form through the facilities of The Depository Trust Company.

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	Goldman, Sachs & Co.

RBC Capital Markets	SunTrust Robinson Humphrey	Wells Fargo Securities

Co-Managers

Comerica Securities	MFR Securities, Inc.

Ramirez & Co., Inc.	The Williams Capital Group, L.P.

The date of this prospectus supplement is May 1, 2012.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the Bonds and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which contains a description of the securities registered by us and gives more general information, some of which may not apply to the Bonds. To the extent there is a conflict between the information contained or incorporated by reference in this prospectus supplement (or any free writing prospectus), on the one hand, and the information contained or incorporated by reference in the accompanying prospectus, on the other hand, the information contained or incorporated by reference in this prospectus supplement (or any free writing prospectus) shall control.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed jointly with our parent, CMS Energy Corporation, with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under the registration statement, we may sell securities, including Bonds, of which this offering is a part.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us and our subsidiaries that is not included in or delivered with these documents. This information is available without charge to security holders upon written or oral request. See “Where You Can Find More Information”.

The terms “Consumers”, “we”, “our” and “us” as used in this document refer to Consumers Energy Company and its subsidiaries and predecessors as a combined entity, except where it is made clear that such term means only Consumers Energy Company.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus required to be filed with the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates or on other dates that are specified in those documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus. Our business, financial condition, liquidity, results of operations and prospects may have changed since these dates.

SUMMARY

This summary may not contain all of the information that may be important to you. You should read carefully this prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision.

Consumers Energy Company

Consumers, a wholly-owned subsidiary of CMS Energy Corporation, is an electric and gas utility company serving Michigan’s lower peninsula. Consumers owns and operates electric distribution and generation facilities and gas transmission, storage and distribution facilities. Consumers serves individuals and businesses operating in the alternative energy, automotive, chemical, metal and food products industries, as well as a diversified group of other industries. Consumers provides electricity and/or natural gas to 6.7 million of Michigan’s 10 million residents. Consumers’ rates and certain other aspects of its business are subject to the jurisdiction of the Michigan Public Service Commission and the Federal Energy Regulatory Commission. Consumers’ principal executive offices are located at One Energy Plaza, Jackson, Michigan 49201, and Consumers’ telephone number is (517) 788-0550.

Recent Developments

First Quarter 2012 Results of Operations

NET INCOME AVAILABLE TO COMMON STOCKHOLDER

	In Millions
Three Months Ended March 31,	2012	2011	Change
Electric	$21	$65	$(44)
Gas	55	88	(33)

Net Income Available to Common Stockholder	$76	$153	$(77)

For the three months ended March 31, 2012, Consumers’ net income available to its common stockholder was $76 million, compared to $153 million for the three months ended March 31, 2011. The two main factors contributing to the decline in combined net income for Consumers’ electric and gas utility businesses were milder weather, which resulted in lower electric and gas deliveries to customers, and the $59 million write-off of Consumers’ electric decoupling mechanism asset. Partially offsetting these decreases were an increase in electric delivery revenues due to a December 2011 self-implemented rate increase, an increase in gas delivery revenues from a May 2011 rate increase and other miscellaneous revenues.

Specific changes to net income available to Consumers’ common stockholder for the three months ended March 31, 2012 versus the three months ended March 31, 2011 are:

In Millions
• Electric deliveries and rate increases	$(57)
• Gas deliveries and rate increases	(36)
• Maintenance and other operating expenses	(12)
• Depreciation and amortization	(10)
• General taxes	(2)
• Interest charges	2
• Income taxes	38

Total change	$(77)

The Offering

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. For additional information concerning the Bonds, see “Description of the Bonds”.

Issuer	Consumers Energy Company.

Securities Offered	$375,000,000 aggregate principal amount of 2.85% First Mortgage Bonds due 2022 (the “Bonds”) to be issued under the indenture dated as of September 1, 1945 between us and The Bank of New York Mellon (ultimate successor to City Bank Farmers Trust Company), as trustee (the “trustee”), as amended and supplemented from time to time, including as supplemented by a supplemental indenture thereto establishing the terms of the Bonds to be dated as of May 8, 2012 (collectively, the “indenture”). The indenture is referred to in the accompanying prospectus as the Mortgage Indenture.

Issue Price	Each Bond will be issued at a price of 99.991% of its principal amount plus accrued interest, if any, from May 8, 2012 if settlement occurs after that date.

Maturity	The Bonds will mature on May 15, 2022, unless earlier redeemed.

Interest Rate	The Bonds will bear interest at 2.85% per annum.

Interest Payment Dates	Interest on the Bonds is payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2012.

Record Date for Interest Payments	We will pay interest to holders of record at 5:00 p.m., New York City time, on the May 1 and November 1 preceding the relevant interest payment date (whether or not a business day).

Use of Proceeds	We estimate that the net proceeds from the sale of the Bonds, after deducting the underwriting discounts and commissions but before deducting estimated offering expenses, will be $372,528,750. We intend to use the net proceeds of the offering of the Bonds to redeem a portion of our 5.375% First Mortgage Bonds due 2013, of which $375,000,000 aggregate principal amount is outstanding. See “Use of Proceeds”.

Ranking	The Bonds will rank equal in right of payment with our other existing or future first mortgage bonds issued either independently or as collateral for outstanding or future indebtedness. As of March 31, 2012, we had approximately $3.575 billion aggregate principal amount of first mortgage bonds outstanding.

Optional Redemption by Consumers	At any time, we may redeem all or a part of the Bonds for cash at a redemption price equal to 100% of the principal amount of the Bonds being redeemed, plus, in the case of any redemption prior to February 15, 2022 (three months prior to the maturity date of the Bonds), any applicable premium thereon at the time of redemption, plus (at any time) accrued and unpaid interest to, but not including, the redemption date. See “Description of the Bonds – Optional Redemption”.

Form of Bonds	One or more global securities held in the name of The Depository Trust Company (“DTC”) or its nominee in a minimum denomination of $2,000 and any integral multiple of $1,000 in excess thereof.

Trustee and Paying Agent	The Bank of New York Mellon.

Trading	The Bonds will constitute a new series of securities with no established trading market. We do not intend to apply to list the Bonds for trading on any national securities exchange or to include the Bonds in any automated quotation system. No assurance can be given as to the liquidity of or trading market for the Bonds.

Risk Factors	You should carefully consider each of the factors referred to or as described in the section of this prospectus supplement entitled “Risk Factors” starting on page S-8, the “Risk Factors” and “Forward-Looking Statements and Information” sections in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the “Forward-Looking Statements and Information” section in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 before purchasing the Bonds.

Selected Historical Consolidated Financial Data

The following selected historical consolidated financial data for the fiscal years ended December 31, 2011, 2010, 2009, 2008 and 2007 have been derived from our audited consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm. The following selected historical consolidated financial data for the three months ended March 31, 2012 and 2011 have been derived from our unaudited consolidated financial statements. The financial information set forth below is qualified by and should be read in conjunction with our consolidated financial statements, related notes and other financial information also incorporated by reference in this prospectus supplement. Operating results for the three months ended March 31, 2012 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2012. See “Where You Can Find More Information”. For selected balance sheet information, see “Capitalization”.

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Income Statement Data:	(Unaudited)		(In millions, except ratios)
Operating revenue	$1,675	$1,988	$6,253	$6,156	$5,963	$6,421	$6,064
Net income	76	153	467	434	293	364	312
Net income available to common stockholder	76	153	465	432	291	362	310
Balance Sheet Data (At Period End Date):
Total assets	$15,267	$14,957	$15,662	$14,839	$14,622	$14,246	$13,401
Long-term debt, excluding current portion	3,977	4,179	3,987	4,488	4,063	3,908	3,692
Non-current portion of capital and finance lease obligations	162	182	167	188	197	206	225
Total preferred stock	44	44	44	44	44	44	44
Cash Flow or Other Data:
Cash provided by operations	$681	$867	$1,323	$910	$922	$873	$440
Capital expenditures, excluding assets placed under capital lease	294	186	876	815	811	789	1,258
Ratios of earnings to fixed charges (a)	2.86	4.42	3.56	3.32	2.46	3.04	2.49

(a)          For purposes of computing the ratio, earnings represent the sum of pre-tax income, net interest charges and the estimated interest portions of lease rentals, plus distributed income of equity investees less earnings from equity investees.

RISK FACTORS

An investment in the Bonds involves a significant degree of risk. You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the factors listed in “Forward-Looking Statements and Information” as well as the “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in “Forward-Looking Statements and Information” contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, each of which is incorporated by reference into this prospectus supplement, before you decide to purchase the Bonds. This prospectus supplement, the accompanying prospectus and the documents that we incorporate or that are deemed to be incorporated in this prospectus supplement or the accompanying prospectus, and other written and oral statements that we make, contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 and relevant legal decisions. Our intention with the use of words such as “may”, “could”, “anticipates”, “believes”, “estimates”, “expects”, “intends”, “plans” and other similar words is to identify forward-looking statements that involve risk and uncertainty. We have no obligation to update or revise any forward-looking statements regardless of whether new information, future events or any other factors affect the information contained in the statements. The risks and uncertainties described below and those incorporated from the referenced Annual Report on Form 10-K and Quarterly Report on Form 10-Q are not the only ones we may confront. Additional risks and uncertainties not currently known to us or that we currently deem not material also may impair our business operations. If any of those risks actually occur, our business, financial condition, operating results, cash flow and prospects could be materially adversely affected. This section contains forward-looking statements.

We may choose to redeem the Bonds prior to maturity.

We may redeem all or a portion of the Bonds at any time. See “Description of the Bonds – Optional Redemption”. If prevailing interest rates are lower at the time of redemption, holders of the Bonds may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the Bonds being redeemed.

We cannot provide assurance that an active trading market will develop for the Bonds.

The Bonds will constitute a new series of securities with no established trading market. We do not intend to apply to list the Bonds for trading on any national securities exchange or to include the Bonds in any automated quotation system. We cannot provide assurance that an active trading market for the Bonds will develop or as to the liquidity or sustainability of any such market, the ability of holders of the Bonds to sell their Bonds or the price at which holders of the Bonds will be able to sell their Bonds. Future trading prices of the Bonds will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, our financial performance and other factors.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Bonds, after deducting the underwriting discounts and commissions but before deducting estimated offering expenses, will be $372,528,750. We intend to use the net proceeds of the offering of the Bonds to redeem a portion of our 5.375% First Mortgage Bonds due 2013, of which $375,000,000 aggregate principal amount is outstanding. Until we use the net proceeds for this purpose, we may temporarily invest the net proceeds in highly liquid short-term investments such as institutional money market funds or deposit the net proceeds with banks. We expect to pay the remaining portion of the 5.375% First Mortgage Bonds due 2013 with cash on hand.

RATIOS OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges for the three months ended March 31, 2012 and each of the years ended December 31, 2007 through 2011 are as follows:

	Three Months Ended	Year Ended December 31,
	March 31, 2012	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges: (a)	2.86	3.56	3.32	2.46	3.04	2.49

(a)	For purposes of computing the ratio, earnings represent the sum of pre-tax income, net interest charges and the estimated interest portions of lease rentals, plus distributed income of equity investees less earnings from equity investees.

See Exhibit 12.2 to Consumers’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 for the items constituting earnings and fixed charges, including the estimated interest portion of lease rental in respect of fixed charges.

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2012 on an actual basis and on an as adjusted basis to reflect the sale of $375,000,000 of Bonds in this offering and the application of the net proceeds as described under “Use of Proceeds”. This table should be read in conjunction with “Summary – Selected Historical Consolidated Financial Data” contained in this prospectus supplement and our consolidated financial statements and related notes and other financial information incorporated by reference in this prospectus supplement. See “Where You Can Find More Information”.

	At March 31, 2012
	Actual	As Adjusted
	(Unaudited, dollars in millions)
Cash and cash equivalents	$173	$171

Current portion of long-term debt, capital and finance lease obligations	$63	$63

Non-current portion of capital and finance lease obligations	162	162
Long-term debt:
2.85% First Mortgage Bonds due 2022	—	375
Other long-term debt (excluding current maturities)	3,977	3,602
Preferred stock	44	44
Common stockholder’s equity	4,459	4,459

Total capitalization	$8,642	$8,642

DESCRIPTION OF THE BONDS

General

The Bonds are to be issued under an Indenture dated as of September 1, 1945, between Consumers and The Bank of New York Mellon (ultimate successor to City Bank Farmers Trust Company), as trustee, as amended and supplemented by various supplemental indentures and as supplemented by the 117th Supplemental Indenture to be dated as of May 8, 2012. This indenture is referred to as the Mortgage Indenture in the accompanying prospectus. In connection with the change of the state of incorporation from Maine to Michigan in 1968, Consumers succeeded to, and was substituted for, the Maine corporation under the indenture. At March 31, 2012, 16 series of first mortgage bonds in an aggregate principal amount of approximately $3.575 billion were outstanding under the indenture, excluding four series of first mortgage bonds in an approximate aggregate principal amount of $860.0 million to secure outstanding senior notes and credit facilities and two series of first mortgage bonds in an approximate aggregate principal amount of $105 million to secure outstanding pollution control and solid waste revenue bonds.

The Bonds will be issued as a global Bond (See “— Book Entry System”).

The statements herein concerning the Bonds and the indenture are a summary and do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the indenture, which is incorporated herein by this reference. They make use of defined terms and are qualified in their entirety by express reference to the indenture, including the 117th Supplemental Indenture, copies of which will be made available upon request to the trustee.

Principal, Maturity and Interest

The Bonds are initially being offered in the aggregate principal amount of $375,000,000. The indenture permits Consumers to “re-open” this issuance of Bonds without the consent of the holders of the Bonds. Accordingly, the principal amount of the Bonds may be increased in the future on the same terms and conditions and with the same CUSIP numbers as the Bonds being offered by this prospectus supplement. The Bonds will mature on May 15, 2022 unless earlier redeemed. The Bonds will bear interest at a rate of 2.85% per year, payable semi-annually in arrears on May 15 and November 15 of each year and at the date of maturity. We will pay interest to holders of record at 5:00 p.m., New York City time, on the May 1 and November 1 preceding the relevant interest payment date (whether or not a business day), except that interest payable at stated maturity shall be paid to the person or entity to whom the principal amount is paid. The initial interest payment date for the Bonds will be November 15, 2012. Interest payable on the Bonds on any interest payment date or on the date of maturity will be the amount of interest accrued from and including the date of original issuance or from and including the most recent interest payment date on which interest has been paid or duly made available for payment to but excluding such interest payment date or the date of maturity, as the case may be. So long as the Bonds are in book-entry form, principal of and interest on the Bonds will be payable, and the Bonds may be transferred, only through the facilities of DTC. If any interest payment date for the Bonds falls on a day that is not a business day, the interest payment will be made on the next succeeding business day (and without any interest or other payment in respect of any such delay). Interest on the Bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

The Bonds will be redeemable at Consumers’ option, in whole or in part, at any time or from time to time, at a redemption price equal to 100% of the principal amount of such Bonds being redeemed plus, in the case of any redemption prior to February 15, 2022 (three months prior to the maturity date of the Bonds), the applicable premium (as defined below), if any, thereon at the time of redemption, together with (at any time) accrued and unpaid interest, if any, thereon to, but not including, the redemption date. In no event will the redemption price be less than 100% of the principal amount of the Bonds plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date.

The following definitions are used to determine the applicable premium:

“Applicable premium” means, with respect to a Bond (or portion thereof) being redeemed at any time prior to February 15, 2022 (three months prior to the maturity date of the Bonds), the excess of (i) the present value at such time of the principal amount of such Bond (or portion thereof) being redeemed plus all interest payments due on such Bond (or portion thereof) after the redemption date (but, for the avoidance of doubt, excluding any portion of such payments of interest accrued to the redemption date), which present value shall be computed using a discount rate equal to the treasury rate (as defined below) plus 15 basis points, over (ii) the principal amount of such Bond (or portion thereof) being redeemed at such time. For purposes of this definition, the present values of interest and principal payments will be determined in accordance with generally accepted principles of financial analysis.

“Treasury rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) (the “statistical release”)) that has become publicly available at least two business days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining average life to stated maturity of the Bonds; provided, however, that if the average life to stated maturity of the Bonds is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the treasury rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

The treasury rate will be calculated on the third business day preceding the date fixed for redemption.

If less than all of the Bonds are to be redeemed, the trustee shall select, in such manner as it shall deem appropriate and fair, the particular Bonds or portions thereof to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of the Bonds to be redeemed (which, as long as the Bonds are held in the book-entry only system, will be DTC (or its nominee) or a successor depositary (or the successor’s nominee)); provided, however, that the failure to duly give such notice by mail, or any defect therein, shall not affect the validity of any proceedings for the redemption of the Bonds as to which there shall have been no such failure or defect. On and after the date fixed for redemption (unless Consumers shall default in the payment of the Bonds or portions thereof to be redeemed at the applicable redemption price, together with accrued and unpaid interest, if any, thereon to, but not including, such date), interest on the Bonds or the portions thereof so called for redemption shall cease to accrue.

Sinking Fund Requirement

The Bonds will not have the benefit of any sinking fund.

Issuance of Additional First Mortgage Bonds

Additional first mortgage bonds may be issued under the indenture in principal amount of up to 60% of unfunded net property additions or against the deposit of an equal amount of cash, if, for any period of twelve consecutive months within the fifteen preceding calendar months, the net earnings of Consumers (before income or excess profit taxes) shall have been at least twice the interest requirement for one year on all first mortgage bonds outstanding and to be issued and on indebtedness of prior or equal rank. Additional first mortgage bonds may also be issued to refund first mortgage bonds outstanding under the indenture. Deposited cash may be applied to the retirement of first mortgage bonds or be withdrawn in an amount equal to the principal amount of first mortgage bonds that may be issued on the basis of unfunded net property additions. Such future issuances are also subject to certain other requirements set forth in the indenture. As of March 31, 2012, unfunded net property additions were approximately $4.8 billion, and Consumers could issue approximately $2.9 billion of additional first mortgage bonds on the basis of such property additions. In addition, as of March 31, 2012, Consumers could issue approximately $403 million of additional first mortgage bonds on the basis of first mortgage bonds previously retired.

The Bonds are to be issued upon the basis of retired bonds.

Limitations on Dividends

The 117th Supplemental Indenture does not restrict Consumers’ ability to pay dividends on its common stock.

Concerning the Trustee

The Bank of New York Mellon is the trustee and paying agent under the indenture. Consumers and its affiliates maintain depository and other normal banking relationships with The Bank of New York Mellon.

Additional Information

For additional information about the Bonds, see “Description of Securities – Consumers – First Mortgage Bonds” in the accompanying prospectus, including information about the priority and security of the Bonds, information about the release and substitution of property subject to the lien of the indenture, modification of the indenture and a description of events of default under the indenture.

Book-Entry System

The Bonds will be evidenced by one or more global Bonds. We will deposit the global Bonds with or on behalf of DTC and register the global Bonds in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global Bond may be transferred, in whole or in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global Bond may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global Bonds to such persons may be limited.

Beneficial interests in a global Bond held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global Bond, Cede & Co. for all purposes will be considered the sole holder of such global Bond. Except as provided below, owners of beneficial interests in a global Bond will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global Bonds.

We will pay principal of, premium, if any, and interest on, a global Bond to Cede & Co., as the registered owner of the global Bonds, by wire transfer of immediately available funds on the maturity date, any redemption date or each interest payment date, as the case may be. None of we, the trustee or any paying agent will be responsible or liable:

•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global Bond; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

DTC has advised us that it will take any action permitted to be taken by a holder of the Bonds only at the direction of one or more participants to whose account with DTC interests in the global Bonds are credited, and only in respect of the principal amount of the Bonds represented by the global Bonds as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

If DTC at any time is unwilling or unable to continue as a depositary, defaults in the performance of its duties as depositary or ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation, and a successor depositary is not appointed by us within 90 days, we will issue Bonds in definitive form in exchange for the global securities relating to the Bonds. In addition, we may at any time and in our sole discretion and subject to DTC’s procedures determine not to have the Bonds or portions of the Bonds represented by one or more global securities and, in that event, will issue individual Bonds in exchange for the global security or securities representing the Bonds. Further, if we so specify with respect to any Bonds, an owner of a beneficial interest in a global security representing the Bonds may, on terms acceptable to us and the depositary for the global security, receive individual Bonds in exchange for the beneficial interest. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of Bonds represented by the global security equal in principal amount to the beneficial interest, and to have the Bonds registered in its name. Bonds so issued in definitive form will be issued as registered Bonds in denominations of $2,000 and integral multiples of $1,000, unless otherwise specified by us.

None of we, the trustee, the registrar or the paying agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

UNDERWRITING

Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC are acting as representatives of the underwriters and joint book-running managers of this offering. Subject to the terms and conditions stated in the underwriting agreement for the Bonds dated the date of this prospectus supplement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Bonds set forth opposite the underwriter’s name at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement.

Underwriters	Principal Amount of Bonds
Citigroup Global Markets Inc.	$53,846,000
Deutsche Bank Securities Inc.	53,846,000
Goldman, Sachs & Co.	53,846,000
RBC Capital Markets, LLC	53,846,000
SunTrust Robinson Humphrey, Inc.	53,846,000
Wells Fargo Securities, LLC	53,846,000
Comerica Securities, Inc.	12,981,000
MFR Securities, Inc.	12,981,000
Samuel A. Ramirez & Company, Inc.	12,981,000
The Williams Capital Group, L.P.	12,981,000

Total	$375,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Bonds are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase and accept delivery of all Bonds if any are purchased.

The underwriters propose to offer the Bonds directly to the public at the offering price set forth on the cover page of this prospectus supplement and may offer the Bonds to certain dealers at a price that represents a concession not in excess of 0.40% of the principal amount of the Bonds. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.25% of the principal amount of the Bonds to certain other dealers. After the initial offering of the Bonds, the underwriters may from time to time vary the offering price and other selling terms. The offering of the Bonds by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that our out-of-pocket expenses for this offering, not including the underwriting discounts and commissions, will be approximately $400,000.

The underwriters have advised us that they currently intend to make a market in the Bonds. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the Bonds at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act.

In connection with this offering, the underwriters may purchase and sell Bonds in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of Bonds in excess of the principal amount of Bonds to be purchased by the underwriters in this offering, which creates a short position for the underwriters. Covering transactions involve purchases of the Bonds in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Bonds made for the purpose of preventing or retarding a decline in the market price of the Bonds while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Bonds. They may also cause the price of the Bonds to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

We expect to deliver the Bonds against payment for the Bonds on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the Bonds. Since trades in the secondary market generally settle in three business days, purchasers who wish to trade Bonds on the date of pricing or the following business day will be required, by virtue of the fact that the Bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters have performed, and the underwriters may in the future perform, investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received, or may in the future receive, customary fees and expenses. Affiliates of certain of the underwriters are lenders to us and our affiliates under our credit facilities. Some of the underwriters and their affiliates may engage in other transactions with, and perform other services for, us and our affiliates in the ordinary course of business.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of ours and our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Bonds. Any such credit default swaps or short positions could adversely affect future trading prices of the Bonds.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Shelley J. Ruckman, Esq., Assistant General Counsel of Consumers, will render opinions as to the legality of the Bonds for Consumers.

Pillsbury Winthrop Shaw Pittman LLP will pass upon certain legal matters with respect to the Bonds for the underwriters.

EXPERTS

The consolidated financial statements and schedule of Consumers Energy Company as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus supplement by reference to Consumers Energy Company’s Annual Report on Form 10-K for the year ended December 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, therefore, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC under File No. 1-5611. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and related copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can find additional information about us, including our Annual Report on Form 10-K for the year ended December 31, 2011, on the web site of our parent company at http://www.cmsenergy.com. The information on this web site (including any such information referred to herein) is not a part of this prospectus supplement and the accompanying prospectus.

We are “incorporating by reference” information into this prospectus supplement and the accompanying prospectus. This means that we are disclosing important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

•	Annual Report on Form 10-K for the year ended December 31, 2011 filed on February 23, 2012

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed on April 26, 2012

•	Current Reports on Form 8-K filed on March 21, 2012, April 18, 2012 (only as to Item 3.02) and April 24, 2012

The documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement, until the offering of the Bonds pursuant to this prospectus supplement is terminated, are also incorporated by reference into this prospectus supplement and the accompanying prospectus (other than information in any such documents that is deemed to have been “furnished” but not “filed” under SEC rules). Any statement contained in such document will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or any other subsequently filed document modifies or supersedes such statement.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. We will provide this information upon oral or written request at no cost to the requester. You should direct your request to:

Consumers Energy Company

One Energy Plaza

Jackson, Michigan 49201

Phone: (517) 788-0550

Attention: Office of the Secretary

PROSPECTUS

CMS ENERGY CORPORATION

Common Stock, Preferred Stock, Senior Debt Securities, Senior Convertible Debt Securities,

Subordinated Debt Securities, Stock Purchase Contracts, Stock Purchase Units and Guarantees

CMS ENERGY TRUST IV

CMS ENERGY TRUST V

Trust Preferred Securities,

Guaranteed To The Extent Set Forth Herein By

CMS Energy Corporation

CONSUMERS ENERGY COMPANY

Senior Notes and First Mortgage Bonds

CMS Energy Corporation, a Michigan corporation, may offer, from time to time:

•	shares of its common stock, par value $0.01 per share (“CMS Energy Common Stock”);

•	shares of its preferred stock, par value $0.01 per share (“Preferred Stock”);

•	unsecured senior or subordinated debt securities consisting of debentures, convertible debentures, notes, convertible notes or other unsecured evidence of indebtedness;

•	stock purchase contracts to purchase CMS Energy Common Stock;

•

stock purchase units, each consisting of a stock purchase contract and unsecured senior debt securities, unsecured subordinated debt securities, Preferred Stock or trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holder’s obligation to purchase the CMS Energy Common Stock under the stock purchase contract, or any combination of the above; and

•	guarantees of CMS Energy Corporation with respect to trust preferred securities of CMS Energy Trust IV and CMS Energy Trust V.

CMS Energy Trust IV and CMS Energy Trust V, each of which is a Delaware statutory trust, may offer, from time to time, trust preferred securities. The trust preferred securities represent preferred undivided beneficial interests in the assets of CMS Energy Trust IV and CMS Energy Trust V.

Consumers Energy Company, a Michigan corporation, may offer, from time to time, secured senior debt consisting of senior notes and first mortgage bonds.

For each type of security listed above, the amount, price and terms will be determined at or prior to the time of sale.

We will provide the specific terms of these securities in an accompanying prospectus supplement or supplements. You should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest.

Investing in these securities involves risks. See “Risk Factors” on page 3.

The Common Stock of CMS Energy Corporation is listed on the New York Stock Exchange under the symbol “CMS”. Unless otherwise indicated in a prospectus supplement, the other securities described in this prospectus will not be listed on a national securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 15, 2011.

PROSPECTUS

PROSPECTUS SUMMARY

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, any of us may, from time to time, sell any combination of our securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information contained in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information”.

As used in this prospectus, “CMS Energy” refers to CMS Energy Corporation, the “Trusts” refer, collectively, to CMS Energy Trust IV and CMS Energy Trust V, and “Consumers” refers to Consumers Energy Company. The terms “we”, “us” and “our” refer to CMS Energy when discussing the securities to be issued by CMS Energy, the Trusts when discussing the securities to be issued by the Trusts, Consumers when discussing the securities to be issued by Consumers and collectively to all of the Registrants where the context requires. “Registrants” refers, collectively, to CMS Energy, the Trusts and Consumers.

The principal executive offices of each of CMS Energy and Consumers are located at One Energy Plaza, Jackson, Michigan 49201, and the telephone number is 517-788-0550. The principal executive offices of each Trust are c/o CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201, and the telephone number is 517-788-0550.

RISK FACTORS

Before acquiring any of the securities that may be offered by this prospectus, you should carefully consider the risks discussed in the sections of CMS Energy’s and Consumers’ combined Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on February 24, 2011 entitled “Risk Factors” and “Forward-Looking Statements and Information”, as updated by the sections of CMS Energy’s and Consumers’ combined Form 10-Q for the quarter ended March 31, 2011 filed with the Securities and Exchange Commission on April 28, 2011 entitled “Risk Factors” and “Forward-Looking Statements and Information”, which are incorporated by reference in this prospectus, and corresponding sections in reports CMS Energy and Consumers may file with the Securities and Exchange Commission after the date of this prospectus. You should also carefully consider all of the information contained or incorporated by reference in this prospectus or in any prospectus supplement before you invest in any Registrant’s securities. See “Where You Can Find More Information” below.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered in this prospectus. We have not included certain portions of the Registration Statement in this prospectus as permitted by the SEC’s rules and regulations. Statements in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and are qualified in their entirety by reference to such exhibit. For further information, you should refer to the Registration Statement and its exhibits.

Each of CMS Energy and Consumers is subject to the informational requirements of the Securities Exchange Act of l934, as amended (the “Exchange Act”), and therefore files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information filed by any of the Registrants with the SEC, at the SEC’s Public Reference Room at its principal offices at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling 1-800-SEC-0330. Information filed by us is also available at the SEC’s Internet site at www.sec.gov. You can find additional information about us on CMS Energy’s website at www.cmsenergy.com. The information on this website is not a part of this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplements. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We have not included separate financial statements of the Trusts. CMS Energy and the Trusts do not consider that such financial statements would be material to holders of Trust Preferred Securities of the Trusts because each Trust is a special purpose entity, has no operating history and has no independent operations. The Trusts are not currently involved in and do not anticipate being involved in any activity other than as described under “The Registrants—The Trusts” below. Further, CMS Energy and the Trusts believe that financial statements of the Trusts are not material to the holders of the Trust Preferred Securities of the Trusts since CMS Energy will guarantee the Trust Preferred Securities of the Trusts. Holders of the Trust Preferred Securities of the Trusts, with respect to the payment of distributions and amounts upon liquidation, dissolution and winding-up, are at least in the same position vis-à-vis the assets of CMS Energy as a preferred stockholder of CMS Energy. CMS Energy beneficially owns all of the undivided beneficial interests in the assets of the Trusts (other than the beneficial interests represented by the Trust Preferred Securities of the Trusts). See “The Registrants—The Trusts” below, “Description of Securities—The Trusts—Trust Preferred Securities” below and “Description of Securities—The Trusts—Effect of Obligations Under the CMS Energy Debt Securities and the Guarantees—The CMS Energy Guarantees” below. In the event that the Trusts issue securities, our filings under the Exchange Act will include an audited footnote to CMS Energy’s annual financial statements stating that the Trusts are wholly owned by CMS Energy, that the sole assets of the Trusts are the Senior Debt Securities or the Subordinated Debt Securities of CMS Energy having a specified aggregate principal amount, and that, considered together, the back-up undertakings, including the Guarantees of CMS Energy, constitute a full and unconditional guarantee by CMS Energy of the Trusts’ obligations under the Trust Preferred Securities issued by the Trusts.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus. Later information that we file with the SEC (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K) will automatically update and supersede this information. Each Registrant incorporates by reference into this prospectus the documents listed below related to such Registrant and any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K) that such Registrant makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offerings contemplated by this prospectus are terminated.

CMS ENERGY

•	Annual Report on Form 10-K for the year ended December 31, 2010

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011

•	Current Reports on Form 8-K filed February 1, 2011, April 6, 2011, May 12, 2011, May 25, 2011 and May 31, 2011

CONSUMERS

•	Annual Report on Form 10-K for the year ended December 31, 2010

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011

•	Current Reports on Form 8-K filed February 1, 2011, April 6, 2011, May 25, 2011 and May 31, 2011

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request at no cost to the requester. You should direct your requests to:

CMS Energy Corporation

Attention: Office of the Secretary

One Energy Plaza

Jackson, Michigan 49201

Telephone: 517-788-0550

SAFE HARBOR STATEMENT UNDER THE

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This prospectus, any related prospectus supplement and the documents that we incorporate by reference herein and therein may contain statements that are statements concerning our expectations, plans, objectives, future financial performance and other items that are not historical facts. These statements are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Registrants are filing herein or incorporating by reference cautionary statements identifying important factors that could cause their respective actual results to differ materially from those projected in forward looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of the Registrants. Any statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events, performance or growth (often, but not always, through the use of words or phrases such as “may”, “could”, “anticipates”, “believes”, “estimates”, “expects”, “intends”, “plans”, “forecasts” and similar expressions) are not statements of historical facts and are forward looking. Forward looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the important factors described in the sections of CMS Energy’s and Consumers’ combined Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 24, 2011 entitled “Risk Factors” and “Forward-Looking Statements and Information”, as updated by the sections of CMS Energy’s and Consumers’ combined Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on April 28, 2011 entitled “Risk Factors” and “Forward-Looking Statements and Information”, that could cause a Registrant’s actual results to differ materially from those contained in forward looking statements of such Registrant made by or on behalf of such Registrant.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and are beyond the control of the Registrants. You are cautioned not to place undue reliance on forward looking statements. Any forward looking statement speaks only as of the date on which such statement is made, and the Registrants undertake no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for each Registrant’s management to predict all of such factors, nor can such management assess the impact of each such factor on the business of such Registrant or the extent to which any factor, or combination of factors, may cause actual results of such Registrant to differ materially from those contained in any forward looking statements.

THE REGISTRANTS

CMS ENERGY

CMS Energy is an energy company operating primarily in Michigan. It is the parent holding company of several subsidiaries, including Consumers and CMS Enterprises Company (“Enterprises”). Consumers is an electric and gas utility that provides electricity and/or natural gas to 6.8 million of Michigan’s 10 million residents. Enterprises, through its subsidiaries and equity investments, is engaged primarily in independent power production and owns power generation facilities fueled mostly by natural gas and biomass. CMS Energy manages its businesses by the nature of services each provides and operates principally in three business segments: electric utility, gas utility, and enterprises, its non-utility operations and investments.

THE TRUSTS

CMS Energy Trust IV and CMS Energy Trust V are statutory trusts formed under the Delaware Statutory Trust Act pursuant to (i) a trust agreement executed by CMS Energy, as sponsor, and the trustees of the Trusts (the “CMS Energy Trustees”) and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. At the time of public issuance of Trust Preferred Securities of the Trusts, each trust agreement will be amended and restated in its entirety (as so amended and restated, the “Trust Agreement”) and will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). CMS Energy will directly or indirectly acquire common securities of each Trust (the “Common Securities” and, together with the Trust Preferred Securities of such Trust, the “Trust Securities”) in an aggregate liquidation amount equal to approximately 3% for the total capital of the Trust. Each Trust exists for the exclusive purposes of:

•	issuing Trust Preferred Securities and Common Securities representing undivided beneficial interests in the assets of the Trust;

•	investing the gross proceeds of the Trust Securities in the Senior Debt Securities or Subordinated Debt Securities of CMS Energy; and

•	engaging in only those other activities necessary or incidental thereto.

Each Trust has a term of approximately 30 years, but may terminate earlier as provided in the Trust Agreement.

CONSUMERS

Consumers was incorporated in Maine in 1910 and became a Michigan corporation in 1968. Consumers owns and operates electric distribution and generation facilities and gas transmission, storage and distribution facilities. Consumers serves individuals and businesses operating in the alternative energy, automotive, chemical, metal and food products industries, as well as a diversified group of other industries. Consumers provides electricity and/or natural gas to 6.8 million of Michigan’s 10 million residents. Consumers’ rates and certain other aspects of its business are subject to the jurisdiction of the Michigan Public Service Commission and the Federal Energy Regulatory Commission. Consumers manages its businesses by the nature of services each provides and operates principally in two business segments: electric utility and gas utility.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement or other offering materials, the net proceeds from the sale of the CMS Energy and Consumers securities will be used for general corporate purposes. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations. The specific use of proceeds from the sale of securities will be set forth in the applicable prospectus supplement or other offering materials relating to the offering of such securities. The net proceeds received by each of the Trusts from the sale of its Trust Preferred Securities or the Common Securities will be used to purchase from CMS Energy its Senior Debt Securities or Subordinated Debt Securities.

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

Each of the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends of CMS Energy and Consumers is incorporated by reference from Exhibits 12.1 and 12.2, respectively, to their combined Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on April 28, 2011.

DESCRIPTION OF SECURITIES

CMS ENERGY

Introduction

Specific terms of the shares of CMS Energy Common Stock, the shares of Preferred Stock, unsecured senior debt securities (the “Senior Debt Securities”), unsecured convertible senior debt securities (the “Senior Convertible Debt Securities”) and unsecured subordinated debt securities, which may provide that such securities are convertible into other securities (the “Subordinated Debt Securities”) (the Senior Debt Securities, the Senior Convertible Debt Securities and the Subordinated Debt Securities are referred to, individually, as a “CMS Energy Debt Security” and, collectively, as the “CMS Energy Debt Securities”), stock purchase contracts to purchase CMS Energy Common Stock (the “Stock Purchase Contracts”), stock purchase units (the “Stock Purchase Units”), each representing ownership of a Stock Purchase Contract and Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Trust Preferred Securities (as defined below) or debt obligations of third parties, including U.S. Treasury securities, securing the holder’s obligation to purchase the CMS Energy Common Stock under the Stock Purchase Contract, or any combination of the foregoing, irrevocable guarantees (individually, a “Guarantee” and, collectively, “Guarantees”) of CMS Energy, on a senior or subordinated basis as applicable, and to the extent set forth therein, with respect to each of the Trust Securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent that the Trust has funds on hand, and trust preferred securities (the “Trust Preferred Securities”) representing preferred undivided beneficial interests in the assets of the Trust, in respect of which this prospectus is being delivered (collectively, the “CMS Energy Offered Securities”), will be set forth in an accompanying prospectus supplement or supplements, together with the terms of the offering of the CMS Energy Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The prospectus supplement will set forth with regard to the particular CMS Energy Offered Securities, without limitation, the following:

•

in the case of CMS Energy Debt Securities, the designation, the aggregate principal amount, the denomination, the maturity, the premium, if any, any exchange, conversion, redemption or sinking fund provisions, the interest rate (which may be fixed or variable), the time or method of calculating interest payments, the right of CMS Energy, if any, to defer payment or interest on the CMS Energy Debt Securities and the maximum length of such deferral, put options, if any, the public offering price, the ranking, any listing on a securities exchange and other specific terms of the offering and sale thereof;

•	in the case of CMS Energy Common Stock, the number of shares, the public offering price and other specific terms of the offering and sale thereof;

•

in the case of Trust Preferred Securities, the designation, the number of shares, the liquidation preference per security, the public offering price, any listing on a securities exchange, the dividend rate (or method of calculation thereof), the dates on which dividends shall be payable and the dates from which dividends shall accrue, whether dividends on the Trust Preferred Securities would be deferred during any deferral of interest payments on the CMS Energy Debt Securities and the maximum length of such deferral, any voting rights, any redemption, exchange or sinking fund provisions and any other rights, preferences, privileges, limitations or restrictions relating to a specific series of the Trust Preferred Securities, including a description of the Guarantee, as the case may be;

•

in the case of Preferred Stock, the designation, the number of shares, the liquidation preference per security, the public offering price, any listing on a securities exchange, the dividend rate (or method of calculation thereof), the dates on which dividends shall be payable and the dates from which dividends shall accrue, any voting rights, any redemption, exchange, conversion or sinking fund provisions and any other rights, preferences, privileges, limitations or restrictions relating to a specific series of the Preferred Stock; and

•

in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Trust Preferred Securities or debt obligations of third parties securing the holders’ obligation to purchase CMS Energy Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof.

Capital Stock

The following summary of certain rights of the holders of CMS Energy capital stock does not purport to be complete and is qualified in its entirety by express reference to the Restated Articles of Incorporation, as amended, of CMS Energy (the “CMS Energy Articles of Incorporation”) and the Bylaws, as amended and restated, of CMS Energy (the “CMS Energy Bylaws”), which are incorporated into this prospectus by reference. See “Where You Can Find More Information” above. A copy of each of the CMS Energy Articles of Incorporation and the CMS Energy Bylaws has been previously filed with the SEC. The CMS Energy Articles of Incorporation are also available on our website at www.cmsenergy.com.

The authorized capital stock of CMS Energy consists of:

•	350 million shares of CMS Energy Common Stock; and

•	10 million shares of Preferred Stock.

At June 14, 2011, CMS Energy had 252,566,423 shares of CMS Energy Common Stock and no shares of Preferred Stock issued and outstanding.

Common Stock

Dividend Rights and Policy; Restrictions on Dividends

Dividends on CMS Energy Common Stock are paid at the discretion of the board of directors of CMS Energy based primarily upon the earnings and financial condition of CMS Energy. Dividends are payable out of the assets of CMS Energy legally available therefor.

CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dependent primarily upon the earnings of its subsidiaries (in particular, Consumers), borrowings and sales of equity. CMS Energy’s ability to pay dividends on its capital stock is dependent primarily upon the earnings and cash flows of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, tax sharing payments, loans or advances and repayment of loans and advances from CMS Energy. Accordingly, the ability of CMS Energy to pay dividends on its capital stock will depend on the earnings, financial requirements, contractual restrictions of the subsidiaries of CMS Energy (in particular, Consumers) and other factors. CMS Energy’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts on the capital stock of CMS Energy or to make any funds available therefor, whether by dividends, loans or other payments.

Dividends on capital stock of CMS Energy are limited by Michigan law to legally available assets of CMS Energy. Distributions on CMS Energy Common Stock may be subject to the rights of the holders, if any, of any issued and outstanding series of Preferred Stock.

CMS Energy is currently subject to the following contractual restrictions on its ability to pay dividends:

Senior Debt Indenture

Under the terms of our senior debt indenture dated as of September 15, 1992 between CMS Energy and The Bank of New York Mellon, as trustee, as supplemented (the “Senior Debt Indenture”), we have the following issued and outstanding securities: 6.30% Senior Notes Due 2012; Floating Rate Senior Notes Due 2013; 2.75% Senior Notes Due 2014; 6.875% Senior Notes Due 2015; 4.25% Senior Notes Due 2015; 6.55% Senior Notes Due 2017; 5.05% Senior Notes Due 2018; 8.75% Senior Notes Due 2019; 6.25% Senior Notes Due 2020; 2.875% Convertible Senior Notes Due 2024; and 5.50% Convertible Senior Notes Due 2029. So long as any of our 6.30% Senior Notes Due 2012, 6.875% Senior Notes Due 2015 or 2.875% Convertible Senior Notes Due 2024 are outstanding and until those notes are rated BBB- or above (or an equivalent rating) by Standard & Poor’s (as defined in the Senior Debt Indenture) and one Other Rating Agency (as defined in the Senior Debt Indenture), at which time we will be permanently released from the provisions of this limitation, we have agreed that we will not, and will not permit any of our Restricted Subsidiaries (as defined in the Senior Debt Indenture), directly or indirectly, to:

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declare or pay any dividend or make any distribution on our capital stock to the direct or indirect holders of our capital stock (except dividends or distributions payable solely in our Non-Convertible Capital Stock (as defined in the Senior Debt Indenture) or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or other distributions payable to us or one of our subsidiaries);

•	purchase, redeem or otherwise acquire or retire for value any of our capital stock; or

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purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to the scheduled maturity or scheduled repayment thereof, any of our Subordinated Indebtedness (as defined in the Senior Debt Indenture) (each, for purposes of the Senior Debt Indenture, a “Restricted Payment”),

if at the time of any Restricted Payment described above (i) an event of default under the Senior Debt Indenture (or event that with the lapse of time or the giving of notice would constitute an event of default) has occurred and is continuing, or would occur as a result of the Restricted Payment, or (ii) the aggregate amount of such Restricted Payment and all Restricted Payments made since May 6, 1997 would exceed the sum of:

•	$100 million;

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100% of our Consolidated Net Income (as defined in the Senior Debt Indenture) from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the Restricted Payment (or, in the case of a deficit, minus 100% of the deficit); and

•	the aggregate Net Cash Proceeds (as defined in the Senior Debt Indenture) we have received from any issuance or sale of, or contribution with respect to, our capital stock subsequent to May 6, 1997.

Trust Preferred Securities

In June 1997, a CMS Energy affiliated trust, CMS Energy Trust I, issued $172.5 million of 7 3/4% Convertible Quarterly Income Preferred Securities, of which $28,667,000 was outstanding as of March 31, 2011. The 7 3/4% preferred securities are convertible at the option of the holder into shares of CMS Energy Common Stock at an initial conversion rate of 1.2255 shares of CMS Energy Common Stock for each preferred security (initially equivalent to a purchase price of $40.80 per share of CMS Energy Common Stock), subject to certain adjustments. We may, at our option, cause the conversion rights of the holders of the 7 3/4% preferred securities to expire upon certain conditions.

Under the terms of the indenture dated June 1, 1997 between us and The Bank of New York Mellon, as trustee, as amended and supplemented (the “Subordinated Debt Indenture”), and the guarantee agreement dated June 20, 1997 between us and The Bank of New York Mellon pursuant to which the 7 3/4% preferred securities and the related 7 3/4% Convertible Subordinated Debentures due 2027 were issued, we have agreed that we will not, and will cause our subsidiaries not to, declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, if at such time:

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an event has occurred, of which we have actual knowledge, that with the giving of notice or the lapse of time, or both, would constitute an event of default and in respect of which we have not taken reasonable steps to cure;

•	we are in default with respect to the payment of any obligations under the relevant guarantee agreement; or

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we have given notice of our election to defer payments of interest on the securities issued under the Subordinated Debt Indenture by extending the interest payment period as provided in any further supplemental indenture and have not rescinded such notice, or such period (or any extension thereof) is continuing.

Dividend Restrictions Under Michigan Law

Michigan law prohibits payment of a dividend or a repurchase of capital stock if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the CMS Energy Articles of Incorporation provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution (including the rights of holders of preferred stock, if any).

Voting Rights

Each holder of CMS Energy Common Stock is entitled to one vote for each share of CMS Energy Common Stock held by such holder on each matter voted upon by the shareholders. Such right to vote is not cumulative. A majority of the votes cast by the holders of shares entitled to vote thereon is sufficient for the adoption of any question presented, except that certain provisions of the CMS Energy Articles of Incorporation relating to (i) the authorization, effectiveness or validity of a merger or consolidation of CMS Energy that would adversely affect the powers or special rights of CMS Energy Common Stock (either directly by amendment to the CMS Energy Articles of Incorporation or indirectly by requiring the holders of the CMS Energy Common Stock to accept or retain, in such merger or consolidation, anything other than shares of CMS Energy Common Stock or shares of the surviving or resulting corporation having, in either case, powers and special rights identical to those of the CMS Energy Common Stock prior to such merger or consolidation) require the vote or consent of the holders of a majority of all of the shares of CMS Energy Common Stock then outstanding, (ii) contested elections of directors require the vote of a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors and (iii) special shareholder meetings, the number of directors, vacancies on CMS Energy’s board of directors, the removal, indemnification and liability of CMS Energy’s board of directors and the requirements for amending these provisions may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote thereon.

Under Michigan law, the approval of the holders of a majority of the outstanding shares of CMS Energy Common Stock would be necessary (1) to authorize, effect or validate the merger or consolidation of CMS Energy into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of CMS Energy Common Stock, and (2) to authorize any amendment to the CMS Energy Articles of Incorporation that would increase or decrease the aggregate number of authorized shares of CMS Energy Common Stock or alter or change the powers, preferences or special rights of the shares of CMS Energy Common Stock so as to affect them adversely. The effect of these provisions and the related provisions described in the prior paragraph may be to permit the holders of a majority of the outstanding shares of CMS Energy Common Stock to block any such merger or amendment that would adversely affect the powers or special rights of holders of such shares of CMS Energy Common Stock.

Preemptive Rights

The CMS Energy Articles of Incorporation provide that holders of CMS Energy Common Stock will have no preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

Liquidation Rights

In the event of the dissolution, liquidation or winding up of CMS Energy, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of CMS Energy and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of CMS Energy Common Stock will be entitled to receive, on a per share basis, the assets of CMS Energy remaining for distribution to the holders of CMS Energy Common Stock. Neither the merger or consolidation of CMS Energy into or with any other corporation, nor the merger or consolidation of any other corporation into or with CMS Energy nor any sale, transfer or lease of all or any part of the assets of CMS Energy, shall be deemed to be a dissolution, liquidation or winding up for the purposes of this provision.

Because CMS Energy has subsidiaries that have debt obligations and other liabilities of their own, CMS Energy’s rights and the rights of its creditors and its stockholders to participate in the distribution of assets of any subsidiary upon the latter’s liquidation or recapitalization will be subject to prior claims of the subsidiary’s creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary.

Subdivision or Combination

If CMS Energy subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of CMS Energy Common Stock, the voting and liquidation rights of shares of CMS Energy Common Stock will be appropriately adjusted so as to avoid any dilution in aggregate voting or liquidation rights.

Exchanges

The CMS Energy Articles of Incorporation do not provide for either the mandatory or optional exchange or redemption of CMS Energy Common Stock.

Transfer Agent and Registrar

CMS Energy Common Stock is transferable at CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201. CMS Energy is the registrar and transfer agent for CMS Energy Common Stock.

Preferred Stock

The authorized Preferred Stock may be issued without the approval of the holders of CMS Energy Common Stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, voting rights, if any, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by CMS Energy’s board of directors. The CMS Energy Articles of Incorporation provide that holders of Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued. The future issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of CMS Energy.

Primary Source of Funds of CMS Energy; Restrictions on Sources of Dividends

The ability of CMS Energy to pay (i) dividends on its capital stock and (ii) its indebtedness, including the CMS Energy Debt Securities, depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers and Enterprises. Each of Consumers’ and Enterprises’ ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers’ revenues and earnings will depend substantially upon rates authorized by the Michigan Public Service Commission.

CMS Energy has pledged the common stock of Consumers as security for bank credit facilities.

Consumers’ Restated Articles of Incorporation (the “Consumers Articles of Incorporation”) provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any common stock dividend, Consumers must reserve retained earnings after giving effect to such dividend payment of at least:

•	$7.50 per share on all then outstanding shares of its preferred stock;

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in respect to its Class A Preferred Stock, 7.5% of the aggregate amount established by its board of directors to be payable on the shares of each series thereof in the event of involuntary liquidation of Consumers; and

•	$7.50 per share on all then outstanding shares of all other stock over which its preferred stock and Class A Preferred Stock do not have preference as to the payment of dividends and as to assets.

Second, dividend payments during the 12-month period ending with the month the proposed payment is to be paid are limited to:

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50% of net income available for the payment of dividends during the Base Period (as defined below), if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment (the “Base Period”), adjusted to reflect the proposed dividend, is less than 20%; and

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75% of net income available for the payment of dividends during the Base Period, if the ratio of common stock and surplus to total capitalization and surplus for the 12 consecutive calendar months immediately preceding the proposed dividend payment, is at least 20% but less than 25%.

The Consumers Articles of Incorporation also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.

Provisions of the Federal Power Act and the Natural Gas Act appear to restrict dividends payable by Consumers to the amount of Consumers’ retained earnings. Several decisions from the Federal Energy Regulatory Commission suggest that under a variety of circumstances common stock dividends from Consumers would not be limited to amounts in Consumers’ retained earnings. Any decision by Consumers to pay common stock dividends in excess of retained earnings would be based on specific facts and circumstances and would result only after a formal regulatory filing process.

In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers or Enterprises would not be able to pay its respective debts as they become due in the usual course of business, or its respective total assets would be less than the sum of its respective total liabilities plus, unless the respective articles of incorporation permit otherwise, the amount that would be needed, if Consumers or Enterprises were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Currently, it is Consumers’ policy to pay annual dividends equal to 80% of its annual consolidated net income. Consumers’ board of directors reserves the right to change this policy at any time.

CMS Energy Debt Securities

The CMS Energy Debt Securities offered by any prospectus supplement will be unsecured obligations of CMS Energy and will be either senior or subordinated debt. Senior Debt Securities will be issued under the Senior Debt Indenture and Subordinated Debt Securities will be issued under the Subordinated Debt Indenture. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes referred to in this prospectus individually as a “CMS Energy Indenture” and collectively as the “CMS Energy Indentures”.

The following briefly summarizes the material provisions of the CMS Energy Indentures that have been filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part. This summary of the CMS Energy Indentures is not complete and is qualified in its entirety by reference to the CMS Energy Indentures. You should read the more detailed provisions of the applicable CMS Energy Indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of CMS Energy Debt Securities, which will be described in more detail in the applicable prospectus supplement.

Unless otherwise provided in the applicable prospectus supplement, the trustee under the Senior Debt Indenture and under the Subordinated Debt Indenture will be The Bank of New York Mellon.

General

The CMS Energy Indentures provide that CMS Energy Debt Securities may be issued in one or more series, with different terms, in each case as authorized from time to time by CMS Energy. The CMS Energy Indentures do not limit the aggregate principal amount of CMS Energy Debt Securities that may be issued under the CMS Energy Indentures. All securities issued under the relevant CMS Energy Indenture will rank equally and ratably with all other securities issued under such CMS Energy Indenture.

Certain material United States federal income tax consequences and other special considerations applicable to any CMS Energy Debt Securities issued at a discount will be described in the applicable prospectus supplement.

Because CMS Energy is a holding company, the claims of creditors of CMS Energy’s subsidiaries will have a priority over CMS Energy’s equity rights and the rights of CMS Energy’s creditors, including the holders of CMS Energy Debt Securities, to participate in the assets of the subsidiary upon the subsidiary’s liquidation.

The applicable prospectus supplement relating to any series of CMS Energy Debt Securities will describe the following terms, where applicable:

•	the title of the CMS Energy Debt Securities;

•	whether the CMS Energy Debt Securities will be senior or subordinated debt;

•	the total principal amount of the CMS Energy Debt Securities of such series that may be issued;

•	the percentage of the principal amount at which the CMS Energy Debt Securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the place or places where the principal of and any interest on such CMS Energy Debt Securities of such series will be payable;

•	any right of CMS Energy to redeem such CMS Energy Debt Securities of such series and the terms and conditions of any such redemption;

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any obligation of CMS Energy to redeem, purchase or repay the CMS Energy Debt Securities of such series at the option of a holder upon the happening of any event and the terms and conditions of any such redemption, purchase or repayment;

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any obligation of CMS Energy to permit the conversion of such CMS Energy Debt Securities of such series into CMS Energy Common Stock and the terms and conditions upon which such conversion shall be effected;

•	whether the CMS Energy Debt Securities of such series will be issued in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the CMS Energy Debt Securities of such series;

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any additional amounts with respect to the CMS Energy Debt Securities of such series that CMS Energy will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of CMS Energy to redeem the CMS Energy Debt Securities of such series rather than paying these additional amounts; and

•	any other specific terms of the CMS Energy Debt Securities of such series.

The CMS Energy Indentures provide that all CMS Energy Debt Securities of any one series need not be issued at the same time, and CMS Energy may, from time to time, issue additional CMS Energy Debt Securities of a previously issued series without consent of, and without notifying, the holders of other CMS Energy Debt Securities.

Concerning the Trustees

The Bank of New York Mellon, the trustee under the Senior Debt Indenture and the Subordinated Debt Indenture, is one of a number of banks with which CMS Energy and its subsidiaries maintain ordinary banking relationships.

Exchange and Transfer

CMS Energy Debt Securities may be presented for exchange and registered CMS Energy Debt Securities may be presented for registration of transfer at the office or agency maintained for that purpose subject to the restrictions set forth in any such CMS Energy Debt Securities and in the applicable prospectus supplement without service charge, but upon payment of any taxes or other governmental charges due in connection therewith, subject to any limitations contained in the applicable indenture. CMS Energy Debt Securities in bearer form and the coupons appertaining thereto, if any, will be transferable by delivery as provided in the applicable CMS Energy Indenture.

Payment

Payments of principal of and any interest on CMS Energy Debt Securities in registered form will be made at the office or agency of the applicable trustee in The City of New York or its other designated office. However, at the option of CMS Energy, payment of any interest may be made by check or by wire transfer. Payment of any interest due on CMS Energy Debt Securities in registered form will be made to the persons in whose name the CMS Energy Debt Securities are registered at the close of business on the record date for such interest payments. Payments to be made in any other manner will be specified in the applicable prospectus supplement.

Events of Default

Each CMS Energy Indenture provides that events of default regarding any series of CMS Energy Debt Securities will include:

•	failure to pay required interest on any CMS Energy Debt Security of such series for 30 days;

•	failure to pay principal on any CMS Energy Debt Security of such series when due;

•	failure to deposit any sinking fund when due in respect of the CMS Energy Debt Securities of such series;

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failure to perform any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of CMS Energy Debt Securities other than such series for 60 days after written notice by the trustee to CMS Energy or by the holders of at least 25% in aggregate principal amount of the outstanding CMS Energy Debt Securities of all series affected thereby to CMS Energy and the trustee as provided in the applicable CMS Energy Indenture;

•	certain events of bankruptcy or insolvency, whether voluntary or not, of CMS Energy;

•	entry of final judgments against CMS Energy or Consumers for more than $25,000,000 that remain undischarged or unbonded for 60 days; or

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a default resulting in the acceleration of indebtedness of CMS Energy of more than $25,000,000, and the acceleration has not been rescinded or annulled within 10 days after written notice of such default by the trustee to CMS Energy or by the holders of at least 10% in aggregate principal amount of the outstanding CMS Energy Debt Securities of that series to CMS Energy and the trustee as provided in the applicable CMS Energy Indenture.

Additional events of default may be prescribed for the benefit of the holders of a particular series of CMS Energy Debt Securities and will be described in the prospectus supplement relating to those CMS Energy Debt Securities.

If an event of default regarding CMS Energy Debt Securities of any series issued under the CMS Energy Indentures should occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of outstanding CMS Energy Debt Securities of such series may declare each CMS Energy Debt Security of that series due and payable.

Holders of a majority in aggregate principal amount of the outstanding CMS Energy Debt Securities of each series affected will be entitled to control certain actions of the trustee under the CMS Energy Indentures. The trustee generally will not be requested, ordered or directed by any of the holders of CMS Energy Debt Securities, unless one or more of such holders shall have offered to the trustee reasonable indemnity.

Before any holder of any series of CMS Energy Debt Securities may institute action for any remedy, except payment on such holder’s CMS Energy Debt Security when due, the holders of not less than 25% in aggregate principal amount of the CMS Energy Debt Securities of each affected series then outstanding must request the trustee to take action. Holders must also offer the trustee reasonable indemnity against costs, expenses and liabilities incurred by the trustee for taking such action.

CMS Energy is required to annually furnish the relevant trustee a statement as to CMS Energy’s compliance with all conditions and covenants under the applicable CMS Energy Indenture. Each CMS Energy Indenture provides that the relevant trustee may withhold notice to the holders of the CMS Energy Debt Securities of any series of any default affecting such series, except payment of principal of, interest on or any sinking fund installment on CMS Energy Debt Securities of such series when due, if it considers withholding notice to be in the interests of the holders of the CMS Energy Debt Securities of such series.

Consolidation, Merger or Sale of Assets

Each CMS Energy Indenture provides that CMS Energy may consolidate with or merge into any other corporation, or sell, lease or convey its property as an entirety or substantially as an entirety to any other person, if the new corporation or person assumes the obligations of CMS Energy under the CMS Energy Debt Securities and the CMS Energy Indentures and is organized and existing under the laws of the United States of America, any U.S. state or the District of Columbia, and after giving effect to the transaction no event of default under the applicable CMS Energy Indenture has occurred and is continuing, and certain other conditions are met.

Modification of the Indenture

Each CMS Energy Indenture permits CMS Energy and the relevant trustee to enter into supplemental indentures without the consent of the holders of the CMS Energy Debt Securities:

•	to pledge assets as security for one or more series of CMS Energy Debt Securities;

•	to provide for a successor to CMS Energy to assume the applicable CMS Energy Indenture;

•	to add covenants of CMS Energy for the benefit of the holders of any series of CMS Energy Debt Securities;

•

to cure any ambiguity or to correct or supplement any provision in the CMS Energy Indenture or any supplemental indenture that may be defective or inconsistent with any other provision contained in the CMS Energy Indenture or any supplemental indenture, or to make such other provisions as CMS Energy may deem necessary or desirable, with respect to matters arising under the CMS Energy Indenture, provided that no such action shall adversely affect the interests of the holders of the CMS Energy Debt Securities of any series appertaining thereto;

•	to establish the form and terms of any series of securities under that CMS Energy Indenture; and

•	to provide for a successor trustee.

Each CMS Energy Indenture also permits CMS Energy and the relevant trustee, with the consent of the holders of a majority in aggregate principal amount of the CMS Energy Debt Securities of all series then outstanding and affected (voting as one class), to enter into one or more supplemental indentures to change in any manner the provisions of the applicable CMS Energy Indenture or modify in any manner the rights of the holders of the CMS Energy Debt Securities of each such affected series; provided, that no such supplemental indenture shall:

•	change the time of payment of the principal of such CMS Energy Debt Security;

•	reduce the principal amount or amount payable upon redemption, if any, of such CMS Energy Debt Security;

•	reduce the rate or change the time of payment of interest on such CMS Energy Debt Security;

•	change the currency of payment of principal of or interest on such CMS Energy Debt Security;

•	reduce the amount payable on any securities issued originally at a discount upon acceleration or provable in bankruptcy; or

•	impair the right to institute suit for the enforcement of any payment on any CMS Energy Debt Security when due.

In addition, no such supplemental indenture may reduce the percentage in principal amount of the CMS Energy Debt Securities of the affected series, the consent of whose holders is required for any such supplemental indenture or for any waiver provided for in the applicable CMS Energy Indenture.

Prior to the acceleration of the maturity of any CMS Energy Debt Security, the holders, voting as one class, of a majority in aggregate principal amount of the CMS Energy Debt Securities of all series then outstanding with respect to which a default or event of default shall have occurred and be continuing may on behalf of the holders of all such affected CMS Energy Debt Securities waive any past default or event of default and its consequences, except a default or an event of default in respect of the payment of the principal of or interest on any CMS Energy Debt Security of such series or in respect of a covenant or provision of the applicable CMS Energy Indenture or of any CMS Energy Debt Security that cannot be modified or amended without the consent of the holder of each CMS Energy Debt Security affected.

Defeasance, Covenant Defeasance and Discharge

Each CMS Energy Indenture provides that, at the option of CMS Energy:

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CMS Energy will be discharged from all obligations in respect of the CMS Energy Debt Securities of a particular series then outstanding (except for certain obligations to register the transfer of or exchange the CMS Energy Debt Securities of such series, to replace stolen, lost or mutilated CMS Energy Debt Securities of such series, to maintain paying agencies and to maintain the trust described below); or

•	CMS Energy need not comply with certain restrictive covenants of the relevant CMS Energy Indenture (including those described under “Consolidation, Merger or Sale of Assets” above),

if CMS Energy in each case irrevocably deposits in trust with the relevant trustee money or Government Obligations (as defined in the CMS Energy Indentures), maturing as to principal and interest at such times and in such amounts as will insure the availability of money, or a combination of money and Government Obligations, sufficient in the opinion of a nationally recognized firm of independent public accountants to pay all the principal and interest on the CMS Energy Debt Securities of such series, and any sinking fund payment, on the stated maturities of such CMS Energy Debt Securities in accordance with the terms thereof.

To exercise this option, CMS Energy is required to deliver to the relevant trustee an opinion of independent counsel to the effect that:

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the exercise of such option would not cause the holders of the CMS Energy Debt Securities of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

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in the case of a discharge under the Senior Debt Indenture, such opinion shall also be to the effect that (i) a ruling to the same effect has been received from or published by the Internal Revenue Service or (ii) since the date of the Senior Debt Indenture there has been a change in the applicable United States federal income tax law.

Governing Law

Each CMS Energy Indenture and the CMS Energy Debt Securities will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.

Senior Debt Securities

The Senior Debt Securities will be issued under the Senior Debt Indenture and will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt.

Subordinated Debt Securities

The Subordinated Debt Securities will be issued under the Subordinated Debt Indenture and will rank subordinated and junior in right of payment in full, to the extent set forth in the Subordinated Debt Indenture, to all Senior Indebtedness (as defined herein) of CMS Energy.

If CMS Energy defaults in the payment of principal of, or interest on, any Senior Indebtedness when it becomes due and payable after any applicable grace period or in the event any judicial proceeding is pending with respect to any such default, then, unless and until the default is cured or waived or ceases to exist, CMS Energy cannot make a payment with respect to the principal of, or interest on, Subordinated Debt Securities or acquire any Subordinated Debt Securities or on account of any sinking fund provisions. The provisions of the Subordinated Debt Indenture described in this paragraph, however, do not prevent CMS Energy from making payments in CMS Energy capital stock or certain rights to acquire CMS Energy capital stock or sinking fund payments in Subordinated Debt Securities acquired prior to such default and notice thereof and payments made through the exchange of other debt obligations of CMS Energy for the Subordinated Debt Securities. If there is any dissolution, insolvency, bankruptcy, liquidation or other similar proceeding relating to CMS Energy, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of Subordinated Debt Securities.

“Senior Indebtedness” means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the Subordinated Debt Indenture or thereafter incurred, created or assumed:

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indebtedness of CMS Energy for money borrowed by CMS Energy (including purchase money obligations) or evidenced by debentures (other than the Subordinated Debt Securities), notes, bankers’ acceptances or other corporate debt securities or similar instruments issued by CMS Energy;

•	all capital lease obligations of CMS Energy;

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all obligations of CMS Energy issued or assumed as deferred purchase price of property, all conditional sale obligations of CMS Energy and all obligations of CMS Energy under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•	obligations with respect to letters of credit;

•	all indebtedness of others of the type referred to in the four preceding clauses assumed by or guaranteed in any manner by CMS Energy or in effect guaranteed by CMS Energy;

•	all obligations of the type referred to in the five preceding clauses of other persons secured by any lien on any property or asset of CMS Energy (subject to certain exceptions); or

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renewals, extensions or refundings of any of the indebtedness referred to in the preceding six clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the Subordinated Debt Securities.

The Subordinated Debt Indenture does not limit the total amount of Senior Indebtedness that may be issued.

If Subordinated Debt Securities are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Preferred Securities by such Trust, and if at such time:

•

there shall have occurred any event of which CMS Energy has actual knowledge (i) that with the giving of notice or the lapse of time, or both, would constitute an event of default under the Subordinated Debt Indenture and (ii) in respect of which CMS Energy shall not have taken reasonable steps to cure;

•	CMS Energy shall be in default with respect to its payment of any obligations under the Guarantees; or

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CMS Energy shall have given notice of its election to defer payments of interest on such Subordinated Debt Securities as provided in the Subordinated Debt Indenture and shall not have rescinded such notice, or such extended interest payment period, or any extension thereof, shall be continuing, then CMS Energy will not, and it will cause its subsidiaries to not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of CMS Energy’s capital stock; or

•

make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu with or junior to the Subordinated Debt Securities, other than:

•

any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made;

•	payments under the Guarantees;

•	purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy’s benefit plans for its directors, officers or employees;

•

as a result of a reclassification of CMS Energy’s capital stock or the exchange or conversion of one series or class of CMS Energy’s capital stock for another series or class of CMS Energy’s capital stock; and

•	the purchase of fractional interests in shares of CMS Energy’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

CMS Energy also covenants:

•

that for so long as Trust Preferred Securities are outstanding, not to convert the Subordinated Debt Securities except pursuant to a notice of conversion delivered to the conversion agent by a holder of Trust Preferred Securities;

•

to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors that are permitted pursuant to the Subordinated Debt Indenture may succeed to CMS Energy’s ownership of the Common Securities;

•

not to voluntarily terminate, wind-up or liquidate such Trust, except (i) in connection with a distribution of Subordinated Debt Securities to the holders of the Trust Preferred Securities in liquidation of such Trust or (ii) in connection with certain mergers, consolidations or amalgamations permitted by the declaration of trust or other governing instrument of such Trust; and

•

to use its reasonable efforts, consistent with the terms and provisions of the declaration of trust or other governing instrument of such Trust, to cause such Trust to remain a statutory trust and not to be classified as an association taxable as a corporation for United States federal income tax purposes.

As part of the Guarantees, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for CMS Energy Common Stock, Senior Debt Securities or Subordinated Debt Securities.

Conversion Rights

If the prospectus supplement so provides, the holders of CMS Energy Debt Securities may convert such CMS Energy Debt Securities into CMS Energy Common Stock at the option of the holders at the principal amount thereof, or of such portion thereof, at any time during the period specified in the prospectus supplement, at the conversion price or conversion rate specified in the prospectus supplement, except that, with respect to any CMS Energy Debt Securities (or portion thereof) called for redemption, such conversion right shall terminate at the close of business on the fifteenth day prior to the date fixed for redemption of such CMS Energy Debt Security, unless CMS Energy shall default in payment of the amount due upon redemption thereof.

The conversion price or conversion rate will be adjusted in certain events, including if CMS Energy:

•	pays a dividend or makes a distribution in shares of CMS Energy Common Stock;

•	subdivides its outstanding shares of CMS Energy Common Stock into a greater number of shares;

•	combines its outstanding shares of CMS Energy Common Stock into a smaller number of shares;

•	pays a dividend or makes a distribution on its CMS Energy Common Stock other than in shares of its CMS Energy Common Stock;

•	issues by reclassification of its shares of CMS Energy Common Stock any shares of its capital stock;

•

issues any rights or warrants to all holders of shares of its CMS Energy Common Stock entitling them (for a period expiring within 45 days after the relevant record date, or such other period as may be specified in the prospectus supplement) to purchase shares of CMS Energy Common Stock (or Convertible Securities as defined in the CMS Energy Indentures) at a price per share less than the Average Market Price (as defined in the CMS Energy Indentures); or

•	distributes to all holders of shares of its CMS Energy Common Stock any assets or debt securities or any rights or warrants to purchase securities;

provided, that no adjustment shall be made under the last two bullet points above if the adjusted conversion price would be higher than, or the adjusted conversion rate would be less than, the conversion price or conversion rate, as the case may be, in effect prior to such adjustment.

CMS Energy may reduce the conversion price or increase the conversion rate, temporarily or otherwise, by any amount, but in no event shall such adjusted conversion price or conversion rate result in shares of CMS Energy Common Stock being issuable upon conversion of the CMS Energy Debt Securities if converted at the time of such adjustment at an effective conversion price per share less than the par value of the CMS Energy Common Stock at the time such adjustment is made. No adjustments in the conversion price or conversion rate need be made unless the adjustment would require an increase or decrease of at least 1% in the initial conversion price or conversion rate. Any adjustment that is not made shall be carried forward and taken into account in any subsequent adjustment. The foregoing conversion provisions may be modified to the extent set forth in the prospectus supplement.

Description of Stock Purchase Contracts and Stock Purchase Units

CMS Energy may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from CMS Energy, and CMS Energy to sell to the holders, a specified number of shares of CMS Energy Common Stock at a future date or dates. The price per share of CMS Energy Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as part of Stock Purchase Units consisting of a Stock Purchase Contract and Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase the CMS Energy Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require CMS Energy to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or refunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

THE TRUSTS

The undivided common beneficial interests in each Trust will be owned by CMS Energy. The net proceeds received by each of the Trusts from the sale of its Trust Preferred Securities or Common Securities will be used to purchase from CMS Energy its Senior Debt Securities or Subordinated Debt Securities in an aggregate principal amount equal to the aggregate liquidation preference of the Trust Securities, bearing interest at an annual rate equal to the annual distribution rate of such Trust Securities, having certain redemption terms that correspond to the redemption terms for the Trust Securities and, to the extent that the Trust Securities are convertible, having conversion terms that correspond to the conversion terms of the Trust Securities. The Senior Debt Securities of CMS Energy will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt. The Subordinated Debt Securities of CMS Energy will rank subordinate in right of payment to all of CMS Energy’s Senior Indebtedness. Distributions on the Trust Securities may not be made unless the Trust receives corresponding interest payments on such Senior Debt Securities or Subordinated Debt Securities from CMS Energy. CMS Energy will irrevocably guarantee, on a senior or subordinated basis, as applicable, and to the extent set forth therein, with respect to each of the Trust Securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent that the Trust has funds on hand. Each Guarantee of CMS Energy will be unsecured and will be either equal to or subordinate to, as applicable, all Senior Indebtedness of CMS Energy. Upon the occurrence of certain events (subject to the conditions to be described in an accompanying prospectus supplement), the Trust may be liquidated, and the holders of the Trust Securities could receive Senior Debt Securities or Subordinated Debt Securities of CMS Energy in lieu of any liquidating cash distribution.

Pursuant to the Trust Agreement, the number of CMS Energy Trustees will initially be three. Two of the CMS Energy Trustees will be persons who are employees or officers of or who are affiliated with CMS Energy (the “Administrative Trustees”). The third trustee will be a financial institution that is unaffiliated with CMS Energy, which trustee will serve as property trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the “Property Trustee”). Initially, The Bank of New York Mellon, a New York banking corporation, will be the Property Trustee, until removed or replaced by the holder of the Common Securities. For the purpose of compliance with the provisions of the Trust Indenture Act, The Bank of New York Mellon will also act as trustee (a “Guarantee Trustee”). BNY Mellon Trust of Delaware will act as the “Delaware Trustee” for the purposes of the Delaware Statutory Trust Act, until removed or replaced by the holder of the Common Securities. See “Effect of Obligations Under the CMS Energy Debt Securities and the Guarantees—The CMS Energy Guarantees” below.

The Property Trustee will hold title to the applicable CMS Energy Debt Securities for the benefit of the holders of the Trust Securities, and the Property Trustee will have the power to exercise all rights, powers and privileges under the applicable CMS Energy Indenture as the holder of the CMS Energy Debt Securities. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest-bearing bank account (the “Property Account”) to hold all payments made in respect of the CMS Energy Debt Securities for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantees of CMS Energy for the benefit of the holders of the Trust Securities. CMS Energy, as the direct or indirect holder of all of the Common Securities, will have the right to appoint, remove or replace any CMS Energy Trustee and to increase or decrease the number of CMS Energy Trustees; provided, that the number of CMS Energy Trustees shall be at least three, a majority of which shall be Administrative Trustees. CMS Energy will pay all fees and expenses related to the Trusts and the offering of the Trust Securities.

The rights of the holders of the Trust Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Delaware Statutory Trust Act and the Trust Indenture Act.

The trustee in the State of Delaware is BNY Mellon Trust of Delaware, White Clay Center, Route 273, Newark, Delaware 19711.

Trust Preferred Securities

Each Trust may issue, from time to time, Trust Preferred Securities having terms described in the applicable prospectus supplement. The Trust Agreement of each Trust will authorize the establishment of no more than one series of Trust Preferred Securities, having such terms, including distributions, redemption, conversion, exchange, voting, liquidation rights and such other preferred, deferred or other special rights or such rights or restrictions as shall be set forth therein or otherwise established by the relevant Trust’s trustees. Reference is made to the prospectus supplement relating to the Trust Preferred Securities for specific terms, including:

•	the distinctive designation and the number of Trust Preferred Securities to be offered that will represent undivided beneficial interests in the assets of the Trust;

•

the annual distribution rate and the date or dates upon which such distributions will be paid; provided, however, distributions on the Trust Preferred Securities will be paid quarterly in arrears to holders of Trust Preferred Securities as of a record date on which the Trust Preferred Securities are outstanding;

•

whether distributions on Trust Preferred Securities would be deferred during any deferral of interest payments on the CMS Energy Debt Securities; provided, however, that no such deferral, including extensions, if any, may exceed 20 consecutive quarters nor extend beyond the stated maturity date of the CMS Energy Debt Securities, and, at the end of any such deferrals, CMS Energy shall make all interest payments then accrued or deferred and unpaid (including any compounded interest);

•	the amount of any liquidation preference;

•

the obligation, if any, of the Trust to redeem Trust Preferred Securities through the exercise by CMS Energy of an option on the corresponding CMS Energy Debt Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Trust Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

•

the period or periods within which, and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments thereof, upon which, the Trust Preferred Securities shall be convertible or exchangeable at the option of the holder of the Trust Preferred Securities for other property or cash;

•	the voting rights, if any, of the Trust Preferred Securities in addition to those required by law and in the Trust Agreement or set forth under a Guarantee;

•

the additional payments, if any, that the Trust will pay as a distribution as necessary so that the net amounts reserved by the Trust and distributable to the holders of the Trust Preferred Securities, after all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) have been paid, will not be less than the amount that would have been reserved and distributed by the Trust, and the amount the holders of the Trust Preferred Securities would have reserved, had no such taxes, duties, assessments or governmental charges been imposed;

•	the terms and conditions, if any, upon which the CMS Energy Debt Securities may be distributed to holders of Trust Preferred Securities; and

•	any other relative rights, powers, preferences, privileges, limitations or restrictions of the Trust Preferred Securities not inconsistent with the Trust Agreement or applicable law.

All Trust Preferred Securities offered hereby will be irrevocably guaranteed by CMS Energy, on a senior or subordinated basis, as applicable, and to the extent set forth under “Effect of Obligations Under the CMS Energy Debt Securities and the Guarantees—The CMS Energy Guarantees” below. Any applicable federal income tax considerations applicable to any offering of the Trust Preferred Securities will be described in the prospectus supplement relating thereto. The aggregate number of Trust Preferred Securities that the Trust shall have authority to issue will be pursuant to the terms of the Trust Agreement.

Effect of Obligations Under the CMS Energy Debt Securities and the Guarantees

As set forth in the Trust Agreement, the sole purpose of each Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of each Trust and to use the proceeds from such issuance and sale to acquire directly the CMS Energy Debt Securities from CMS Energy.

As long as payments of interest and other payments are made when due on the CMS Energy Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors:

•	the aggregate principal amount of CMS Energy Debt Securities will be equal to the sums of the aggregate stated liquidation amount of the Trust Securities;

•	the interest rate and the interest and other payment dates on the CMS Energy Debt Securities will match the distribution rate and distribution and other payment dates for the Trust Securities;

•	CMS Energy shall pay, and the Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of the Trust (other than with respect to the Trust Securities); and

•	the Trust Agreement further provides that the trustees shall not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

Payments of distributions (to the extent the Trust has funds available therefor) and other payments due on the Trust Preferred Securities (to the extent the Trust has funds available therefor) are guaranteed by CMS Energy as and to the extent set forth under “The CMS Energy Guarantees” below. If CMS Energy does not make interest payments on the CMS Energy Debt Securities purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Trust Preferred Securities. The Guarantees do not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of distributions and other payments on the Trust Preferred Securities only if and to the extent that CMS Energy has made a payment of interest or principal on the CMS Energy Debt Securities held by the Trust as its sole asset. The Guarantees, when taken together with CMS Energy’s obligations under the CMS Energy Debt Securities and the CMS Energy Indenture and its obligations under the Trust Agreement, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust’s securities), provide a full and unconditional guarantee of amounts on the Trust Preferred Securities.

If CMS Energy fails to make interest or other payments on the CMS Energy Debt Securities when due (taking account of any extension period), the Trust Agreement provides a mechanism whereby the holders of the Trust Preferred Securities may direct the Property Trustee to enforce its rights under the CMS Energy Debt Securities. If the Property Trustee fails to enforce its rights under the CMS Energy Debt Securities, a holder of Trust Preferred Securities may institute a legal proceeding against CMS Energy to enforce the Property Trustee’s rights under the CMS Energy Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the Trust Agreement, and such event is attributable to the failure of CMS Energy to pay interest or principal on the CMS Energy Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Trust Preferred Securities may institute legal proceedings directly against CMS Energy to obtain payment. If CMS Energy fails to make payments under the Guarantees, the Guarantees provide a mechanism whereby the holders of the Trust Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. Any holder of Trust Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce the Guarantee Trustee’s rights under a Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

The CMS Energy Guarantees

Set forth below is a summary of information concerning the Guarantees that will be executed and delivered by CMS Energy for the benefit of the holders, from time to time, of the Trust Preferred Securities. Each Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York Mellon, an independent trustee, will act as indenture trustee under the Guarantees for the purpose of compliance with the provisions of the Trust Indenture Act. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantees, which are filed as exhibits to the Registration Statement of which this prospectus forms a part.

General

CMS Energy will irrevocably and unconditionally agree to pay in full, on a senior or subordinated basis, as applicable, the Guarantee Payments (as defined below) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of the Trust (the “Guarantee Payments”), will be subject to a Guarantee:

•	any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available therefor at such time;

•	the redemption price with respect to any Trust Preferred Securities called for redemption to the extent that the Trust has funds on hand available therefor; or

•

upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the CMS Energy Debt Securities are distributed to holders of the Trust Preferred Securities), the lesser of (i) the aggregate of the liquidation preference of $50 per Trust Preferred Security plus accrued and unpaid distributions on the Trust Preferred Securities to the date of payment, to the extent that the Trust has funds on hand available therefor, and (ii) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities.

CMS Energy’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts of CMS Energy to the holders of the Trust Preferred Securities or by causing the Trust to pay such amount to such holders.

Such Guarantees will be irrevocable guarantees, on a senior or subordinated basis, as applicable, of the Trust’s obligations under the Trust Preferred Securities, but will apply only to the extent that the Trust has funds sufficient to make such payments, and are not guarantees of collection. If CMS Energy does not make interest payments on the CMS Energy Debt Securities held by the Trust, the Trust will not be able to pay distributions on the Trust Preferred Securities and will not have funds legally available therefor.

CMS Energy has, through the Guarantees, the Trust Agreements, the Senior Debt Securities, the Subordinated Debt Securities, the CMS Energy Indentures and the related expense agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust’s obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such Guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under the Trust Preferred Securities.

CMS Energy has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities to the same extent as the Guarantees, except that, upon the occurrence and during the continuation of a Trust Agreement event of default, holders of Trust Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of CMS Energy

CMS Energy will covenant in each Guarantee that if and so long as:

•	the Trust is the holder of all the CMS Energy Debt Securities;

•	a Tax Event (as defined in the Guarantee) in respect of the Trust has occurred and is continuing; and

•	CMS Energy has elected, and has not revoked such election, to pay Additional Sums (as defined in the Guarantee) in respect of the Trust Preferred Securities and Common Securities,

CMS Energy will pay to the Trust such Additional Sums.

CMS Energy also covenants that if Subordinated Debt Securities are issued to a Trust or trustee of such Trust in connection with the issuance of Trust Preferred Securities by such Trust and, if at such time:

•

there shall have occurred any event of which CMS Energy has actual knowledge that (i) with the giving of notice or the lapse of time, or both, would constitute an event of default under the Subordinated Debt Indenture and (ii) in respect of which CMS Energy shall not have taken reasonable steps to cure;

•	CMS Energy shall be in default with respect to its payment of any obligations under the Guarantees; or

•

CMS Energy shall have given notice of its election to defer payments of interest on the Subordinated Debt Securities as provided in the Subordinated Debt Indenture and shall not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing, then CMS Energy will not, and it will cause its subsidiaries to not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of CMS Energy’s capital stock; or

•

make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu with or junior to the Subordinated Debt Securities;

other than:

•

any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, liquidation, interest, principal or guarantee payment is being made;

•	payments under the Guarantees;

•	purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy’s benefit plans for its directors, officers or employees;

•

as a result of a reclassification of CMS Energy’s capital stock or the exchange or conversion of one series or class of CMS Energy’s capital stock for another series or class of CMS Energy’s capital stock; and

•	the purchase of fractional interests in shares of CMS Energy’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

CMS Energy also covenants:

•

that for so long as Trust Preferred Securities are outstanding, not to convert Subordinated Debt Securities except pursuant to a notice of conversion delivered to the conversion agent by a holder of Trust Preferred Securities;

•

to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors that are permitted pursuant to the Subordinated Debt Indenture may succeed to CMS Energy’s ownership of the Common Securities;

•

to not voluntarily terminate, wind-up or liquidate the Trust, except (i) in connection with a distribution of the Subordinated Debt Securities to the holders of the Trust Preferred Securities in liquidation of the Trust or (ii) in connection with certain mergers, consolidations or amalgamations permitted by the declaration of trust or other governing instrument of such Trust;

•

to maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all of the CMS Energy Debt Securities then outstanding;

•

to use its reasonable efforts, consistent with the terms and provisions of the declaration of trust or other governing instrument of such Trust, to cause the Trust to remain classified as a statutory trust and not as an association taxable as a corporation for United States federal income tax purposes; and

•	to deliver shares of CMS Energy Common Stock upon an election by the holders of the Trust Preferred Securities to convert such Trust Preferred Securities into CMS Energy Common Stock.

As part of the Guarantees, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for CMS Energy Common Stock, Senior Debt Securities or Subordinated Debt Securities.

Amendments and Assignment

Except with respect to any changes that do not materially adversely affect the rights of holders of the Trust Preferred Securities (in which case no vote will be required), the Guarantees may not be amended without the prior approval of the holders of a majority in aggregate liquidation amount of such outstanding Trust Preferred Securities. All guarantees and agreements contained in the Guarantees shall bind the successors, assigns, receivers, trustees and representatives of CMS Energy and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

Termination of the Guarantees

The Guarantees will terminate and be of no further force and effect upon full payment of the redemption price of the Trust Preferred Securities, upon full payment of the amounts payable upon liquidation of the Trust, upon the distribution, if any, of CMS Energy Common Stock to the holders of Trust Preferred Securities in respect of the conversion of all such holders’ Trust Preferred Securities into CMS Energy Common Stock or upon distribution of the CMS Energy Debt Securities to the holders of the Trust Preferred Securities in exchange for all of the Trust Preferred Securities. The Guarantees will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid under such Trust Preferred Securities or the Guarantees.

Events of Default

An event of default under a Guarantee will occur upon the failure of CMS Energy to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to a Guarantee Trustee in respect of a Guarantee or to direct the exercise of any trust or power conferred upon a Guarantee Trustee under the Guarantees.

If a Guarantee Trustee fails to enforce a Guarantee, any holder of the Trust Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce its rights under such Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. In addition, any record holder of Trust Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against CMS Energy to obtain Guarantee Payments, without first waiting to determine if the Guarantee Trustee has enforced a Guarantee or instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. CMS Energy has waived any right or remedy to require that any action be brought just against the Trust or any other person or entity before proceeding directly against CMS Energy.

CMS Energy, as guarantor, is required to file annually with each Guarantee Trustee a certificate as to whether or not CMS Energy is in compliance with all the conditions and covenants applicable to it under the Guarantees.

Status of the Guarantees

The Guarantees will constitute unsecured obligations of CMS Energy and will rank equal to or subordinate and junior in right of payment to all other liabilities of CMS Energy, as applicable. The Guarantees will rank pari passu with or senior to, as applicable, any guarantee now or hereafter entered into by CMS Energy in respect of any preferred or preference stock of any affiliate of CMS Energy.

The Guarantees will constitute a guarantee of payment and not of collection, which means that the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. The Guarantees will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantees will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the CMS Energy Debt Securities to the holders of the Trust Preferred Securities. The Guarantees do not place a limitation on the amount of additional indebtedness that may be incurred by CMS Energy or any of its subsidiaries.

CONSUMERS

Introduction

Specific terms of Consumers’ debt securities (the “Consumers Offered Securities” or the “Consumers Debt Securities”), consisting of senior notes or first mortgage bonds, or any combination of these securities, for which this prospectus is being delivered, will be set forth in an accompanying prospectus supplement or supplements. The prospectus supplement will set forth with regard to the particular Consumers Offered Securities, without limitation, the designation, the total principal amount, the denomination, the maturity, the premium, if any, any exchange, conversion, redemption or sinking fund provisions, any interest rate (which may be fixed or variable), the time or method of calculating any interest payments, the right of Consumers, if any, to defer payment or interest thereon and the maximum length of such deferral, the put options, if any, the public offering price, the ranking, any listing on a securities exchange and other specific terms of the offering.

Consumers Debt Securities

Senior notes will be issued under a senior note indenture dated as of February 1, 1998, as amended and supplemented, with The Bank of New York Mellon, as the senior note trustee (the “Senior Note Indenture”). The first mortgage bonds will be issued under a mortgage indenture dated as of September 1, 1945, as amended and supplemented, with The Bank of New York Mellon, as the mortgage trustee (the “Mortgage Indenture”). The Senior Note Indenture and the Mortgage Indenture are sometimes referred to in this prospectus individually as a “Consumers Indenture” and collectively as the “Consumers Indentures”.

The following briefly summarizes the material provisions of the Consumers Indentures that have been filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part. This summary of the Consumers Indentures is not complete and is qualified in its entirety by reference to the Consumers Indentures. You should read the more detailed provisions of the applicable Consumers Indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of Consumers Debt Securities, which will be described in more detail in the applicable prospectus supplement.

Unless otherwise provided in the applicable prospectus supplement, the trustee under the Senior Note Indenture and the Mortgage Indenture will be The Bank of New York Mellon.

General

The Consumers Indentures provide that Consumers Debt Securities may be issued in one or more series, with different terms, in each case as authorized on one or more occasions by Consumers.

Certain material United States federal income tax consequences and other special considerations applicable to any Consumers Debt Securities issued at a discount will be described in the applicable prospectus supplement.

The applicable prospectus supplement relating to any series of Consumers Debt Securities will describe the following terms, where applicable:

•	the designation of such series of Consumers Debt Securities;

•	any limitations on the aggregate principal amount of any such series of Consumers Debt Securities;

•	the original issue date for such series and the stated maturity date or dates of such series;

•	the percentage of the principal amount at which the Consumers Debt Securities will be sold and, if applicable, the method of determining the price;

•	the interest rate or rates, or the method of calculation of such rate or rates, for such series of Consumers Debt Securities and the date from which such interest shall accrue;

•	the terms, if any, regarding the optional or mandatory redemption of such series, including redemption date or dates, if any, and the price or prices applicable to such redemption;

•	the form of the Consumers Debt Securities of such series;

•	the maximum annual interest rate, if any, permitted for such series of Consumers Debt Securities;

•	any other information required to complete the notes of such series;

•	the establishment of any office or agency pursuant to the terms of the Consumers Indentures where the Consumers Debt Securities may be presented for payment; and

•	any other specific terms of the Consumers Debt Securities.

Concerning the Trustees

The Bank of New York Mellon, the trustee under the Senior Note Indenture for the senior notes and the trustee under the Mortgage Indenture for the first mortgage bonds, is one of a number of banks with which Consumers and its subsidiaries maintain ordinary banking relationships.

Exchange and Transfer

Consumers Debt Securities may be presented for exchange and registered Consumers Debt Securities may be presented for registration of transfer at the office or agency maintained for that purpose subject to the restrictions set forth in the Consumers Debt Security and in the applicable prospectus supplement upon payment of any taxes or other governmental charges due in connection with the transfer, subject to any limitations contained in the applicable Consumers Indenture. Consumers Debt Securities in bearer form and the coupons appertaining thereto, if any, will be transferable by delivery as provided in the applicable Consumers Indenture.

Governing Law

Each Consumers Indenture and the Consumers Debt Securities will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.

Senior Notes

General

The senior notes will be issued under the Senior Note Indenture. The following summary of the terms of the senior notes does not purport to be complete and is qualified in its entirety by express reference to the Senior Note Indenture, which is incorporated by reference herein. They make use of defined terms and are qualified in their entirety by express reference to the cited sections and articles of the Senior Note Indenture.

Payment

Payments of principal of and any interest on senior notes in registered form will be made at the office or agency of the applicable trustee in the Borough of Manhattan, The City of New York or its other designated office. However, at the option of Consumers, payment of any interest may be made by check or by wire transfer. Payment of any interest due on senior notes in registered form will be made to the persons in whose name the senior notes are registered at the close of business on the record date for such interest payments. Payments to be made in any other manner will be specified in the applicable prospectus supplement.

Security; Release Date

Until the Release Date (as described in the next paragraph), the senior notes will be secured by one or more series of Consumers’ first mortgage bonds issued and delivered by Consumers to the senior note trustee. See “First Mortgage Bonds” below. Upon the issuance of a series of senior notes prior to the Release Date, Consumers will simultaneously issue and deliver to the senior note trustee, as security for all senior notes, a series of first mortgage bonds that will have the same stated maturity date and corresponding redemption provisions and will be in the same aggregate principal amount as the series of the senior notes being issued. Any series of first mortgage bonds securing senior notes may, but need not, bear interest. Any payment by Consumers to the senior note trustee of principal of, and interest and/or premium, if any, on, a series of first mortgage bonds will be applied by the senior note trustee to satisfy Consumers’ obligations with respect to principal of, and interest and/or premium, if any, on, the corresponding senior notes.

The “Release Date” will be the date that all first mortgage bonds of Consumers issued and outstanding under the Mortgage Indenture, other than first mortgage bonds securing senior notes, have been retired (at, before or after their maturity) through payment, redemption or otherwise. On the Release Date, the senior note trustee will deliver to Consumers, for cancellation, all first mortgage bonds securing senior notes. Not later than 30 days thereafter, the senior note trustee will provide notice to all holders of senior notes of the occurrence of the Release Date. As a result, on the Release Date, the first mortgage bonds securing senior notes will cease to secure the senior notes. The senior notes will then become unsecured general obligations of Consumers and will rank equally with other unsecured indebtedness of Consumers. Each series of first mortgage bonds that secures senior notes will be secured by a lien on certain property owned by Consumers. See “First Mortgage Bonds—Priority and Security” below. Upon the payment or cancellation of any outstanding senior notes, the senior note trustee will surrender to Consumers for cancellation an equal principal amount of the related series of first mortgage bonds. Consumers will not permit, at any time prior to the Release Date, the aggregate principal amount of first mortgage bonds securing senior notes held by the senior note trustee to be less than the aggregate principal amount of senior notes outstanding. Following the Release Date, Consumers will cause the Mortgage Indenture to be discharged and will not issue any additional first mortgage bonds under the Mortgage Indenture. While Consumers will be precluded after the Release Date from issuing additional first mortgage bonds, it will not be precluded under the Senior Note Indenture or senior notes from issuing or assuming other secured debt, or incurring liens on its property, except to the extent indicated under “—Certain Covenants of Consumers—Limitation on Liens” below.

Events of Default

The following constitute events of default under senior notes of any series:

•	failure to pay principal of and premium, if any, on any senior note of such series when due;

•	failure to pay interest on any senior note of such series when due for 60 days;

•

failure to perform any other covenant or agreement of Consumers in the senior notes of such series for 90 days after written notice to Consumers by the senior note trustee or the holders of at least 33% in aggregate principal amount of the outstanding senior notes;

•

prior to the Release Date, a default under the Mortgage Indenture has occurred and is continuing; provided, however, that the waiver or cure of such default and the rescission and annulment of the consequences under the Mortgage Indenture will be a waiver of the corresponding event of default under the Senior Note Indenture and a rescission and annulment of the consequences under the Senior Note Indenture; and

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership of Consumers.

If an event of default occurs and is continuing, either the senior note trustee or the holders of a majority in aggregate principal amount of the outstanding senior notes may declare the principal amount of all senior notes to be due and payable immediately.

The senior note trustee generally will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the holders of senior notes of such series unless those holders have offered to the senior note trustee reasonable security or indemnity. Subject to certain limitations contained in the Senior Note Indenture, the holders of a majority in aggregate principal amount of the outstanding senior notes of such series generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior note trustee or of exercising any trust or power conferred on the senior note trustee. The holders of a majority in aggregate principal amount of the outstanding senior notes of such series generally will have the right to waive any past default or event of default (other than a payment default) on behalf of all holders of senior notes of such series.

No holder of senior notes of a series may institute any action against Consumers under the Senior Note Indenture unless:

•	that holder gives to the senior note trustee written notice of default and its continuance;

•	the holders of a majority in aggregate principal amount of senior notes of such series then outstanding affected by that event of default request the senior note trustee to institute such action;

•	that holder has offered the senior note trustee reasonable indemnity; and

•	the senior note trustee shall not have instituted such action within 60 days of such request.

Furthermore, no holder of senior notes will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of senior notes of such series.

Within 90 days after the occurrence of a default with respect to the senior notes of a series, the senior note trustee must give the holders of the senior notes of such series notice of any such default known to the senior note trustee, unless cured or waived. The senior note trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so except in the case of default in the payment of principal of, and interest and/or premium, if any, on, any senior notes of such series. Consumers is required to deliver to the senior note trustee each year a certificate as to whether or not, to the knowledge of the officer signing such certificate, Consumers is in compliance with the conditions and covenants under the Senior Note Indenture.

Modification

Except as described below, Consumers and the senior note trustee cannot modify and amend the Senior Note Indenture without the consent of the holders of a majority in aggregate principal amount of the outstanding affected senior notes. Consumers and the senior note trustee cannot modify or amend the Senior Note Indenture without the consent of the holder of each outstanding senior note of such series to:

•	change the maturity date of any senior note of such series;

•	reduce the rate (or change the method of calculation thereof) or extend the time of payment of interest on any senior note of such series;

•	reduce the principal amount of, or premium payable on, any senior note of such series;

•	change the coin or currency of any payment of principal of, and interest and/or premium on, any senior note of such series;

•

change the date on which any senior note of such series may be redeemed or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any senior note of such series;

•

impair the interest of the senior note trustee in the first mortgage bonds securing the senior notes of such series held by it or, prior to the Release Date, reduce the principal amount of any series of first mortgage bonds securing the senior notes of such series to an amount less than the principal amount of the related series of senior notes or alter the payment provisions of such first mortgage bonds in a manner adverse to the holders of the senior notes.

Consumers and the senior note trustee cannot modify or amend the Senior Note Indenture without the consent of all holders of the senior notes to (i) modify the bullet points in the prior paragraph or (ii) reduce the percentage of senior notes the holders of which are required to consent to any such modification or amendment or waive any event of default to less than a majority.

Consumers and the senior note trustee can modify and amend the Senior Note Indenture without the consent of the holders in certain cases, including:

•

to supply omissions, cure ambiguities or correct defects, which actions, in each case, are not inconsistent with the Senior Note Indenture or prejudicial to the interests of the holders in any material respect;

•	to add to the covenants of Consumers for the benefit of the holders or to surrender a right conferred on Consumers in the Senior Note Indenture;

•	to add further security for the senior notes of such series;

•

to add provisions permitting Consumers to be released with respect to one or more series of outstanding senior notes from its obligations under the covenants upon satisfaction of conditions with respect to such series of senior notes; or

•	to make any other change that is not prejudicial to the holders of senior notes of such series in any material respect.

A supplemental indenture that changes or eliminates any covenant or other provision of the Senior Note Indenture (or any supplemental indenture) that has expressly been included solely for the benefit of one or more series of senior notes, or that modifies the rights of the holders of senior notes of such series with respect to such covenant or provision, will be deemed not to affect the rights under the Senior Note Indenture of the holders of senior notes of any other series.

Defeasance and Discharge

The Senior Note Indenture provides that Consumers will be discharged from any and all obligations in respect to the senior notes of such series and the Senior Note Indenture (except for certain obligations such as obligations to register the transfer or exchange of senior notes, replace stolen, lost or mutilated senior notes and maintain paying agencies) if, among other things, Consumers irrevocably deposits with the senior note trustee, in trust for the benefit of holders of senior notes of such series, money or certain United States government obligations, or any combination of money and government obligations. The payment of interest and principal on the deposits in accordance with their terms must provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the senior notes on the dates such payments are due in accordance with the terms of the Senior Note Indenture and the senior notes of such series. If all of the senior notes of such series are not due within 90 days of such deposit by redemption or otherwise, Consumers must also deliver to the senior note trustee an opinion of counsel to the effect that the holders of the senior notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of that defeasance or discharge of the Senior Note Indenture. Thereafter, the holders of senior notes must look only to the deposit for payment of the principal of, and interest and any premium on, the senior notes.

Consolidation, Merger and Sale or Disposition of Assets

Consumers may not consolidate with or merge into another corporation, or sell or otherwise dispose of its properties as or substantially as an entirety to any person, unless among other things:

•	the new corporation or person is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•

the new corporation or person assumes the due and punctual payment of the principal of and premium and interest on all the senior notes and the performance of every covenant of the Senior Note Indenture to be performed or observed by Consumers; and

•	prior to the Release Date, the new corporation or person assumes Consumers’ obligations under the Mortgage Indenture with respect to first mortgage bonds securing senior notes.

The conveyance or other transfer by Consumers of:

•	all or any portion of its facilities for the generation of electric energy;

•	all of its facilities for the transmission of electric energy; or

•	all of its facilities for the distribution of natural gas;

in each case considered alone or in any combination with properties described in such bullet points, will not be considered a conveyance or other transfer of all the properties of Consumers as or substantially as an entirety.

Certain Covenants of Consumers

Limitation on Liens

So long as any senior notes are outstanding, Consumers may not issue, assume, guarantee or permit to exist after the Release Date any debt that is secured by any mortgage, security interest, pledge or lien (each, a “Lien”) on any operating property of Consumers, whether owned at the date of the Senior Note Indenture or thereafter acquired, without in any such case effectively securing the senior notes (together with, if Consumers shall so determine, any other indebtedness of Consumers ranking equally with the senior notes) equally and ratably with such debt (but only so long as such debt is so secured). The foregoing restriction will not apply to indebtedness secured by:

•	Liens on any operating property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to such operating property);

•

Liens on operating property of a corporation existing at the time such corporation is merged into or consolidated with, or such corporation disposes of its properties (or those of a division) as or substantially as an entirety to, Consumers;

•

Liens on operating property to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such Liens are created or assumed contemporaneously with, or within 18 months after, such acquisition or the completion of construction or development or substantial repair, alteration or improvement;

•

Liens in favor of any state or any department, agency or instrumentality or political subdivision of any state, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to such securities), to secure any debt (including, without limitation, obligations of Consumers with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or developing or substantially repairing, altering or improving operating property of Consumers; or

•

any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the first four bullet points above; provided, however, that the principal amount of debt secured thereby and not otherwise authorized by the first four bullet points above, inclusive, shall not exceed the principal amount of debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.

These restrictions will not apply to the issuance, assumption or guarantee by Consumers of debt secured by a Lien that would otherwise be subject to the foregoing restrictions up to an aggregate principal amount that, together with the principal amount of all other secured debt of Consumers (not including secured debt permitted under any of the foregoing exceptions) and the value of sale and lease-back transactions existing at such time (other than sale and lease-back transactions the proceeds of which have been applied to the retirement of certain indebtedness, sale and lease-back transactions in which the property involved would have been permitted to be subjected to a Lien under any of the bullet points above and sale and lease-back transactions that are permitted by the first sentence of “Limitation on Sale and Leaseback Transactions” below), does not exceed the greater of 15% of net tangible assets or 15% of capitalization.

Limitation on Sale and Leaseback Transactions

So long as senior notes are outstanding, Consumers may not enter into or permit to exist after the Release Date any sale and lease-back transaction with respect to any operating property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchaser’s commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of such operating property or the placing in operation of such operating property or of such operating property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if:

•

Consumers would be entitled under any of the provisions described in the bullet points set forth under “Limitation on Liens” above to issue, assume, guarantee or permit to exist debt secured by a Lien on such operating property without equally and ratably securing the senior notes;

•

after giving effect to such sale and lease-back transaction, Consumers could incur, pursuant to the provisions described in the second paragraph under “Limitation on Liens” above, at least $1.00 of additional debt secured by Liens (other than Liens permitted by the preceding bullet point); or

•

Consumers applies within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value) thereof, and, otherwise, an amount equal to the fair value (as determined by its board of directors) of the operating property so leased to the retirement of senior notes or other debt of Consumers ranking senior to, or equally with, the senior notes, subject to reduction for senior notes and such debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at maturity.

Voting of Senior Note Mortgage Bonds Held by the Senior Note Trustee

The senior note trustee, as the holder of first mortgage bonds securing senior notes, will attend any meeting of bondholders under the Mortgage Indenture, or, at its option, will deliver its proxy in connection therewith as it relates to matters with respect to which it is entitled to vote or consent. So long as no event of default under the Senior Note Indenture has occurred and is continuing, the senior note trustee will vote or consent:

•	in favor of amendments or modifications of the Mortgage Indenture of substantially the same tenor and effect as follows:

•

to eliminate the maintenance and replacement fund and to recover amounts of net property additions previously applied in satisfaction thereof so that the same would become available as a basis for the issuance of first mortgage bonds;

•

to eliminate sinking funds or improvement funds and to recover amounts of net property additions previously applied in satisfaction thereof so that the same would become available as a basis for the issuance of first mortgage bonds;

•

to eliminate the restriction on the payment of dividends on common stock and to eliminate the requirements in connection with the periodic examination of the mortgaged and pledged property by an independent engineer;

•

to permit first mortgage bonds to be issued under the Mortgage Indenture in a principal amount equal to 70% of unfunded net property additions instead of 60%, to permit sinking funds or improvement funds requirements (to the extent not otherwise eliminated) under the Mortgage Indenture to be satisfied by the application of net property additions in an amount equal to 70% of such additions instead of 60%, and to permit the acquisition of property subject to certain liens prior to the lien of the Mortgage Indenture if the principal amount of indebtedness secured by such liens does not exceed 70% of the cost of such property instead of 60%;

•	to eliminate requirements that Consumers deliver a net earnings certificate for any purpose under the Mortgage Indenture;

•

to raise the minimum dollar amount of insurance proceeds on account of loss or damage that must be payable to the senior note trustee from $50,000 to an amount equal to the greater of (i) $5,000,000 and (ii) 3% of the total principal amount of first mortgage bonds outstanding;

•

to increase the amount of the fair value of property that may be sold or disposed of free from the lien of the Mortgage Indenture, without any release or consent by the mortgage trustee, from not more than $25,000 in any calendar year to not more than an amount equal to the greater of (i) $5,000,000 and (ii) 3% of the total principal amount of first mortgage bonds then outstanding;

•

to permit certain mortgaged and pledged property to be released from the lien of the Mortgage Indenture if, in addition to certain other conditions, the senior note trustee receives purchase money obligations of not more than 70% of the fair value of such property instead of 60% and to eliminate the further requirement for the release of such property that the aggregate principal amount of purchase money obligations held by the mortgage trustee not exceed 20% of the principal amount of first mortgage bonds outstanding; and

•

to eliminate the restriction prohibiting the mortgage trustee from applying cash held by it pursuant to the Mortgage Indenture to the purchase of bonds not otherwise redeemable at a price exceeding 110% of the principal of such bonds, plus accrued interest; and

•

with respect to any other amendments or modifications of the Mortgage Indenture, as follows: the senior note trustee shall vote all first mortgage bonds securing senior notes then held by it, or consent with respect thereto, proportionately with the vote or consent of the holders of all other first mortgage bonds outstanding under the Mortgage Indenture, the holders of which are eligible to vote or consent; however, the senior note trustee will not vote in favor of, or consent to, any amendment or modification of the Mortgage Indenture that, if it were an amendment or modification of the Senior Note Indenture, would require the consent of holders of senior notes (as described under “Modification” above) without the prior consent of holders of senior notes that would be required for such an amendment or modification of the Senior Note Indenture.

Concerning the Senior Note Trustee

The Bank of New York Mellon is both the senior note trustee under the Senior Note Indenture and the mortgage trustee under the Mortgage Indenture. The Senior Note Indenture provides that Consumers’ obligations to compensate the senior note trustee and reimburse the senior note trustee for expenses, disbursements and advances will constitute indebtedness that will be secured by a lien generally prior to that of the senior notes upon all property and funds held or collected by the senior note trustee as such.

First Mortgage Bonds

General

The first mortgage bonds issued either alone or securing senior notes will be issued under the Mortgage Indenture. The following summary of the terms of the first mortgage bonds does not purport to be complete and is qualified in its entirety by all of the provisions of the Mortgage Indenture, which is incorporated by reference herein. They make use of defined terms and are qualified in their entirety by express reference to the Mortgage Indenture, a copy of which will be available upon request to the mortgage trustee (or, in the case of first mortgage bonds being issued to secure senior notes, the request should be made to the senior note trustee).

First mortgage bonds securing senior notes are to be issued under the Mortgage Indenture as security for Consumers’ obligations under the Senior Note Indenture and will be immediately delivered to and registered in the name of the senior note trustee. The first mortgage bonds securing senior notes will be issued as security for senior notes of a series and will secure the senior notes of that series until the Release Date. The Senior Note Indenture provides that the senior note trustee shall not transfer any first mortgage bonds securing senior notes except to a successor trustee, to Consumers (as provided in the Senior Note Indenture) or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of Consumers. The senior note trustee shall generally vote the first mortgage bonds securing senior notes proportionately with what it believes to be the vote of all other first mortgage bonds then outstanding except in connection with certain amendments or modifications of the Mortgage Indenture, as described under “Senior Notes—Voting of Senior Note Mortgage Bonds Held by the Senior Note Trustee” above.

First mortgage bonds securing senior notes will correspond to the senior notes of the related series in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal or premium, if any, or interest on senior notes of a series, the related first mortgage bonds in a principal amount equal to the principal amount of such senior notes will, to the extent of such payment of principal, premium or interest, be deemed fully paid and the obligation of Consumers to make such payment shall be discharged.

Payment

Payments of principal of and any interest on first mortgage bonds in registered form will be made at the office or agency of the applicable trustee in the Borough of Manhattan, The City of New York or its other designated office.

Priority and Security

The first mortgage bonds issued either alone or securing senior notes of any series will rank equally as to security with bonds of other series now outstanding or issued later under the Mortgage Indenture. This security is a direct first lien on substantially all of Consumers’ property and franchises (other than certain property expressly excluded from the lien (such as cash, bonds, stock and certain other securities, contracts, accounts and bills receivables, judgments and other evidences of indebtedness, stock in trade, materials or supplies manufactured or acquired for the purpose of sale and/or resale in the usual course of business or consumable in the operation of any of the properties of Consumers, natural gas, oil and minerals, motor vehicles and certain real property listed in Schedule A to the Mortgage Indenture)). This lien is subject to excepted encumbrances (and certain other limitations) as defined and described in the Mortgage Indenture. The Mortgage Indenture permits, with certain limitations, the acquisition of property subject to prior liens and, under certain conditions, permits the issuance of additional indebtedness under such prior liens to the extent of 60% of net property additions made by Consumers to the property subject to such prior liens.

Release and Substitution of Property

The Mortgage Indenture provides that, subject to various limitations, property may be released from the lien thereof when sold or exchanged, or contracted to be sold or exchanged, upon the basis of:

•	cash deposited with the mortgage trustee;

•	bonds or purchase money obligations delivered to the mortgage trustee;

•	prior lien bonds delivered to the mortgage trustee or reduced or assumed by the purchaser;

•	property additions acquired in exchange for the property released; or

•	a showing that unfunded net property additions exist.

The Mortgage Indenture also permits the withdrawal of cash upon a showing that unfunded net property additions exist or against the deposit of bonds or the application thereof to the retirement of bonds.

Modification of Mortgage Indenture

The Mortgage Indenture, the rights and obligations of Consumers and the rights of the first mortgage bondholders may be modified through a supplemental indenture by Consumers with the consent of the holders of not less than 75% in principal amount of the first mortgage bonds and of not less than 60% in principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest is effective against any first mortgage bondholder without the first mortgage bondholder’s consent, and no modification affecting the lien or reducing the percentage required for modification is effective without the consent of all first mortgage bondholders. Consumers has reserved the right without any consent or other action by the holders of first mortgage bonds of any series or by the holder of any senior note or exchange note to amend the Mortgage Indenture in order to substitute a majority in principal amount of first mortgage bonds outstanding under the Mortgage Indenture for the 75% requirement set forth above (and then only in respect of such series of outstanding first mortgage bonds as shall be affected by the proposed action) and to eliminate the requirement for a series-by-series consent requirement.

Concerning the Mortgage Trustee

The Bank of New York Mellon is both the mortgage trustee under the Mortgage Indenture and the senior note trustee under the Senior Note Indenture. The Mortgage Indenture provides that Consumers’ obligations to compensate the mortgage trustee and reimburse the mortgage trustee for expenses, disbursements and advances will constitute indebtedness that will be secured by a lien generally prior to that of the first mortgage bonds upon all property and funds held or collected by the mortgage trustee as such.

Defaults

The Mortgage Indenture defines the following as defaults:

•	failure to pay principal when due;

•	failure to pay interest for 60 days;

•	failure to pay any installment of any sinking or other purchase fund for 90 days;

•	certain events in bankruptcy, insolvency or reorganization; and

•	failure to perform any other covenant for 90 days following written demand by the mortgage trustee for Consumers to cure such failure.

Consumers has covenanted to pay interest on any overdue principal and (to the extent permitted by law) on overdue installments of interest, if any, on the bonds under the Mortgage Indenture at the rate of 6% per year. The Mortgage Indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof. However, Consumers is required by law to furnish annually to the trustee a certificate as to compliance with all conditions and covenants under the Mortgage Indenture.

The mortgage trustee or the holders of at least 20% in aggregate principal amount of the first mortgage bonds may declare the principal due on default, but the holders of a majority in aggregate principal amount may rescind such declaration and waive the default if the default has been cured. Subject to certain limitations, the holders of a majority in aggregate principal amount may generally direct the time, method and place of conducting any proceeding for the enforcement of the Mortgage Indenture. No first mortgage bondholder has the right to institute any proceedings relating to the Mortgage Indenture unless that holder shall have given the mortgage trustee written notice of a default, the holders of 20% of outstanding first mortgage bonds shall have tendered to the mortgage trustee reasonable indemnity against costs, expenses and liabilities and requested the mortgage trustee in writing to take action, the mortgage trustee shall have declined to take action or failed to do so within 60 days and no inconsistent directions shall have been given by the holders of a majority in aggregate principal amount of the first mortgage bonds.

BOOK-ENTRY SYSTEM

Unless indicated otherwise in the applicable prospectus supplement, The Depository Trust Company (“DTC”), New York, New York, will act as securities depository for the CMS Energy Offered Securities, the Trust Preferred Securities and the Consumers Offered Securities (collectively, the “Offered Securities”). The Offered Securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Offered Security certificate will be issued for each issue of the Offered Securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for securities that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

Purchases of Offered Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Offered Securities on DTC’s records. The ownership interest of each actual purchaser of each Offered Security (“Beneficial Owner”) is in turn to be recorded on the Direct Participants’ and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Offered Securities are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Offered Securities, except in the event that use of the book-entry system for the Offered Securities is discontinued.

To facilitate subsequent transfers, all Offered Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Offered Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Offered Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Offered Securities are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Offered Securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Offered Securities, such as redemptions, tenders, defaults and proposed amendments to the Offered Security documents. For example, Beneficial Owners of Offered Securities may wish to ascertain that the nominee holding the Offered Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners.

Redemption notices shall be sent to DTC. If less than all of the Offered Securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Offered Securities unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the applicable Registrant as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Offered Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions and dividend payments on the Offered Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the applicable Registrant or the agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participant and not of DTC, the agent or the applicable Registrant, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the applicable Registrant or the agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its Offered Securities purchased or tendered, through its participant, to the tender or remarketing agent, and shall effect delivery of such Offered Securities by causing the Direct Participant to transfer the such participant’s interest in the Offered Securities, on DTC’s records, to such agent. The requirement for physical delivery of Offered Securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Offered Securities are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered Offered Securities to such agent’s DTC account.

DTC may discontinue providing its services as depository with respect to the Offered Securities at any time by giving reasonable notice to the applicable Registrant or the agent. Under such circumstances, in the event that a successor depository is not obtained, Offered Security certificates are required to be printed and delivered.

The applicable Registrant may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event and subject to DTC’s procedures, Offered Security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that each Registrant believes to be reliable, but no Registrant takes any responsibility for the accuracy thereof.

LEGAL OPINIONS

Opinions as to the legality of certain of the Offered Securities will be rendered for CMS Energy and Consumers by Shelley J. Ruckman, Esq., Assistant General Counsel for CMS Energy. Certain matters relating to the validity of the Trust Preferred Securities under the Statutory Trust Act of the State of Delaware will be passed upon on behalf of the Trusts by Sidley Austin LLP, special counsel to the Trusts. Certain United States federal income taxation matters may be passed upon for CMS Energy, the Trusts and Consumers by either Theodore Vogel, tax counsel for CMS Energy, or by special tax counsel to CMS Energy, the Trusts and Consumers, who will be named in the applicable prospectus supplement. Certain legal matters with respect to Offered Securities will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

EXPERTS

The consolidated financial statements and schedules of CMS Energy Corporation as of December 31, 2009 and 2010 and for each of the three years in the period ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to CMS Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of Consumers Energy Company as of December 31, 2009 and 2010 and for each of the three years in the period ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to Consumers Energy Company’s Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$375,000,000

Consumers Energy Company

2.85% First Mortgage Bonds due 2022

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup

Deutsche Bank Securities

Goldman, Sachs & Co.

RBC Capital Markets

SunTrust Robinson Humphrey

Wells Fargo Securities

Co-Managers

Comerica Securities

MFR Securities, Inc.

Ramirez & Co., Inc.

The Williams Capital Group, L.P.

May 1, 2012